UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PERRIGO COMPANY

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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515 Eastern Avenue

Allegan, Michigan 49010

Telephone: (269) 673-8451

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, November 6, 2012

Time:	10:00 a.m. Eastern Time

Place:	Allegan County Area Technical & Education Center
2891 116th Avenue (M-222)
Allegan, Michigan 49010

Items of Business:

•	Elect four directors,

•	Conduct an advisory vote on executive compensation,

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013, and

•	Consider and act upon other business that may properly come before the meeting.

While all shareholders are invited to attend the meeting, only shareholders of record on September 7, 2012 may vote on the matters to be acted upon at the meeting.

Your vote is important. Please vote your shares as soon as possible regardless of whether you plan to attend the Annual Meeting so that your shares will be represented and voted at the meeting. To do so, you should promptly sign, date and return the enclosed proxy card or proxy voting instruction form or vote by telephone or Internet following the instructions on the proxy card or instruction form.

Todd W. Kingma

Executive Vice President, General Counsel

and Secretary

September 26, 2012

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders on November 6, 2012:

Our Notice of Annual Meeting, 2012 Proxy Statement and 2012 Annual Report to Shareholders

are enclosed and are also available at http://www.perrigo.com/proxymaterials.

Perrigo Company

Proxy Statement

The proxy statement, form of proxy and voting instructions are being mailed to shareholders starting on or about September 26, 2012.

Questions and Answers

Shareholders of publicly held companies often ask the following questions. We trust that the answers will assist you in casting your vote.

1.	Why did I receive these proxy materials?

You received these proxy materials because you were a shareholder of record or a beneficial owner of Perrigo common stock on September 7, 2012, which entitles you to vote at our 2012 Annual Meeting of Shareholders.

2.	What am I voting on?

You will be voting on three proposals at our Annual Meeting of Shareholders:

•	the election of four directors,

•	an advisory vote on the Company’s executive compensation, and

•	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

3.	What are the recommendations of the Board of Directors?

The Board of Directors recommends that you vote:

•	FOR the election of each director nominee,

•	FOR the approval, on an advisory basis, of the Company’s executive compensation, and

•	FOR the ratification of the appointment of Ernst & Young LLP.

In addition, the proxy holders may vote in their discretion with respect to any other matter that properly comes before the meeting.

4.	Who may vote?

Only shareholders of record at the close of business on September 7, 2012, the record date, may vote their shares at the Annual Meeting. On that date, there were 93,816,433 shares of Perrigo common stock outstanding.

5.	How many votes do I have?

You have one vote for each share of Perrigo common stock that you owned on the record date.

6.	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Perrigo’s Transfer Agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” If your shares are held in a stock brokerage account or by a bank or other holder of record for your benefit, you are considered the “beneficial owner” of shares held in street name. The broker, bank or other holder of record is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the proxy card or proxy voting instruction form included with this proxy statement or by following the instructions for voting by telephone or on the Internet.

7.	How do I vote?

If you own shares that are traded through NASDAQ, you may vote your shares in any of the following four ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and return it in the enclosed envelope.

2. By telephone:	call the toll-free number on the proxy card, enter the control number on the proxy card and follow the recorded instructions.

3. By Internet:	go to the website listed on the proxy card, enter the control number on the proxy card and follow the instructions provided.

4. In person:	attend the Annual Meeting, where ballots will be provided.

You may also vote by telephone or over the Internet if you hold your shares through a bank or broker that offers either of those options. If you choose to vote in person at the Annual Meeting and your shares are held in the name of your broker, bank or other nominee, you need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on September 7, 2012, the record date for voting.

If you own shares that are traded through the Tel-Aviv Stock Exchange (the “TASE”), you may vote your shares in one of the following two ways:

1. By mail:	complete, sign and date the proxy card or voting instruction form and attach to it an ownership certificate from the Tel Aviv Stock Exchange Clearing House Ltd. (the “TASE’s Clearing House”) member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 7, 2012, the record date for voting, and return the proxy card or voting instruction form, along with the ownership certificate, to our designated address for that purpose in Israel, P.O. Box 34007, Tel Aviv, Israel 61340. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

2. In person:	attend the Annual Meeting, where ballots will be provided. If you choose to vote in person at the Annual Meeting, you need to bring an ownership certificate from the TASE’s Clearing House member through which your shares are registered (i.e., your broker, bank or other nominee) indicating that you were the beneficial owner of the shares on September 7, 2012, the record date for voting. If the TASE member holding your shares is not a TASE’s Clearing House member, please make sure to include an ownership certificate from the TASE’s Clearing House member in which name your shares are registered.

8.	What can I do if I change my mind after I vote my shares?

If your shares are traded through the NASDAQ, you may revoke your proxy at any time before it is exercised in one of the following four ways:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our address on the cover of this proxy statement);

2.	submit another proxy with a later date;

3.	vote by telephone or Internet after you have given your proxy; or

4.	vote in person at the Annual Meeting.

If your shares are traded through the TASE, you may revoke your proxy at any time before it is exercised in one of the following three ways:

1.	notify our Secretary in writing before the Annual Meeting that you are revoking your proxy (your notice should be sent to our designated address for that purpose in Israel, P.O. Box 34007, Tel Aviv, Israel 61340);

2.	submit another proxy with a later date; or

3.	vote in person at the Annual Meeting.

9.	How does discretionary voting authority apply?

If you sign, date and return your proxy card or vote by telephone or Internet, your vote will be cast as you direct. If you do not indicate how you want to vote, you give authority to Judy L. Brown and Todd W. Kingma to vote on the items discussed in these proxy materials and on any other matter that is properly raised at the Annual Meeting. In that event, your proxy will be voted FOR the election of each director nominee, FOR the approval of the resolution regarding the advisory vote on executive compensation, FOR the ratification of the appointment of Ernst & Young LLP, and FOR or AGAINST any other properly raised matters at the discretion of Judy Brown and Todd Kingma.

10.	What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of Perrigo shares entitled to vote at the Annual Meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or Internet, or if you attend the Annual Meeting. Abstentions and broker non-votes are counted as “shares present” at the Annual Meeting for purposes of determining whether a quorum exists.

11.	What are broker non-votes?

A broker non-vote occurs when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and you do not give any instruction. Unless instructed otherwise by you, brokers, banks and other street name holders will not have discretionary authority to vote on any matter other than the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.

12.	What is the required vote?

In the election of directors, the four nominees receiving the highest number of votes will be elected. If you are a beneficial owner, your bank, broker or other holder of record is not permitted to vote your shares on the election of directors unless they receive specific instructions from you on how to vote your shares. If you do not provide your bank, broker or other holder of record with specific voting instructions relative to shares you beneficially own, those shares will not be voted relative to the election of directors; rather, they will be considered “broker non-votes” having no effect on the election of directors.

The vote on executive compensation is advisory only, but our Board of Directors will consider carefully the results of that vote. A vote of a majority of the shares of common stock voted in person or by proxy at the Annual Meeting will determine whether you approve of our executive compensation practices. Abstentions and broker non-votes will have no impact on the outcome of this proposal.

The affirmative vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting is required to approve the proposal ratifying the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm. Abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote. Broker non-votes will not occur in connection with this proposal.

13.	What does it mean if I receive more than one proxy card?

Your shares are likely registered differently or are in more than one account. You should complete and return each proxy card you receive to guarantee that all of your shares are voted.

14.	How do I submit a shareholder proposal for next year’s Annual Meeting?

If you want your proposal to be included in our proxy statement for the 2013 Annual Meeting, you must submit your proposal no later than May 29, 2013. Your proposal must be in writing and must comply with the proxy rules of the Securities and Exchange Commission (the “SEC”). If you want to submit a proposal to be raised at the 2013 Annual Meeting but not included in the proxy statement, we must receive your written proposal on or after August 8, 2013, but on or before August 28, 2013. If you submit your proposal after the deadline, then SEC rules permit the individuals named in the proxies solicited by Perrigo’s Board of Directors for that meeting to vote on that proposal at their discretion, but they are not required to do so.

To properly bring a proposal (other than the nomination of a director) before an Annual Meeting, the advance notice provisions of our by-laws require that your notice of the proposal must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date) or the business proposed to be brought before the meeting; (4) any other information regarding you or any beneficial owner that would be required under the SEC’s proxy rules and regulations; and (5) a brief description of the business you propose to be brought before the meeting, the reasons for conducting that business at the meeting, and any material interest that you or any beneficial owner has in that business. You should send any proposal to our Secretary at the address on the cover of this proxy statement.

15.	How do I nominate a director for election at next year’s Annual Meeting?

If you wish to nominate an individual for election as a director at the 2013 Annual Meeting, under our by-laws, we must receive your nomination on or after August 8, 2013, but on or before August 28, 2013. To properly bring a nomination before next year’s Annual Meeting, the advance notice provisions of our by-laws require that your notice of nomination must include: (1) your name and address and the name and address of the beneficial owner of the shares, if any; (2) the number of shares of Perrigo common stock owned beneficially and of record by you and any beneficial owner as of the date of the notice (which information must be supplemented as of the record date); (3) a description of certain agreements, arrangements or understandings that you or any beneficial owner have entered into with respect to the shares (which information must be supplemented as of the record date); (4) the name, age and home and business addresses of the nominee; (5) the principal occupation or employment of the nominee; (6) the number of shares of Perrigo common stock that the nominee beneficially owns; (7) a statement that the nominee is willing to be nominated and serve as a director; (8) an undertaking to provide any other information required to determine the eligibility of the nominee to serve as an independent director or that could be material to stockholders’ understanding of his or her independence; and (9) any other information regarding you, any beneficial owner or the nominee that would be required under the SEC’s proxy rules and regulations had our Board of Directors nominated the individual. You should send your proposed nomination to our Secretary at the address on the cover of this proxy statement.

16.	Who pays to prepare, mail and solicit the proxies?

Perrigo pays all of the costs of preparing and mailing the proxy statement and soliciting the proxies. We do not compensate our directors, officers and employees for mailing proxy materials or soliciting proxies in person, by telephone or otherwise.

17.	Can I access these proxy materials on the Internet?

Yes. The proxy statement and our 2012 Annual Report and a link to the means to vote by Internet are available at http://www.perrigo.com/proxymaterials.

Corporate Governance

General

We manage our business under the direction of our Board of Directors. The Chief Executive Officer reports directly to the Board, and members of our executive management regularly advise the Board on those business segments for which each has management responsibility. Members of our Board are kept informed through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its committees.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines that are available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Governance Guidelines. The Board may amend these Guidelines from time to time. We will mail a copy of these Guidelines to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan, 49010. As part of our ongoing commitment to corporate governance, we periodically review our corporate governance policies and practices for compliance with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of both the SEC and the NASDAQ stock market.

Code of Conduct

Our Code of Conduct acknowledges that a reputation for ethical, moral and legal business conduct is one of Perrigo’s most valuable assets. In addition to acknowledging special ethical obligations for financial reporting, the Code requires that our employees, officers and directors comply with laws and other legal requirements, avoid conflicts of interest, protect corporate opportunities and confidential information, conduct business in an honest and ethical manner and otherwise act with integrity and in Perrigo’s best interest. Our Code of Conduct is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Code of Conduct, and we will promptly post any amendments to or waivers of the Code on our website. We will mail a copy of our Code to any shareholder upon written request to our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, MI 49010.

Director Independence

Our Corporate Governance Guidelines provide that a substantial majority of our directors should meet NASDAQ independence requirements. A director will not be considered independent unless the Board of Directors determines that the director meets the NASDAQ independence requirements and has no relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on its most recent annual review of director independence, the Board of Directors has determined that nine of our current ten directors are independent, including Laurie Brlas, Gary M. Cohen, David T. Gibbons, Ran Gottfried, Ellen R. Hoffing, Michael J. Jandernoa, Gary K. Kunkle, Jr., Herman Morris, Jr. and Ben-Zion Zilberfarb. Joseph C. Papa is not independent under these standards because he is currently serving as an officer of Perrigo.

Board Oversight of Risk

While management is responsible for day-to-day risk management, the Board of Directors is responsible for the overall risk oversight of the Company. The Board’s committees take the lead in discrete areas of risk oversight when appropriate. For example, the Audit Committee is primarily responsible for risk oversight relating to financial statements, the Compensation Committee is primarily responsible for risk oversight relating to executive compensation and the Company’s compensation policies and practices, and the Nominating & Governance Committee is primarily responsible for risk oversight relating to corporate governance. These committees report to the full Board on risk management matters.

Management presents to the full Board its view of the major risks facing the Company in a dedicated “enterprise risk management” presentation at least once a year. Matters such as risk appetite and management of risk are also discussed at this meeting. In addition, risk is regularly addressed in a wide range of Board discussions, including those related to segment or business unit activities, specific corporate functions (such as treasury, intellectual property, capital allocation and taxation matters), acquisitions, divestitures and consideration of other extraordinary transactions. As part of these discussions, our directors ask questions, offer insights and challenge management to continually improve its risk assessment and management. The Board has full access to management as well as the ability to engage advisors in order to assist it in its risk oversight role.

Board Leadership

Our governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. While the Board has no fixed policy with respect to combining or separating the offices of the Chairman of the Board and the Chief Executive Officer, our Corporate Governance Guidelines provide that, if the Chairman of the Board is an executive officer or for any other reason is not an independent director, the independent directors of the Board are required to elect a Lead Independent Director. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders.

Our current leadership structure consists of a combined Chairman of the Board and Chief Executive Officer, an independent director serving as Lead Independent Director and strong, active independent directors. The Board believes that the Company and its shareholders are well-served by this leadership structure. Having one person serve as both Chairman of the Board and Chief Executive Officer provides clear leadership for the Company and helps ensure accountability for the successes and failures of the Company. At the same time, having a Lead Independent Director vested with key duties and responsibilities and three independent Board committees chaired by independent directors provides a formal structure for strong, independent oversight of the Chairman and Chief Executive Officer and the rest of the Company’s management team.

Lead Independent Director

Since August 2003, the Board of Directors has appointed an independent director to serve as Lead Independent Director. The role of the Lead Independent Director includes:

•	presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors;

•

serving as a liaison between the Chairman and the independent directors, including being responsible for communicating with the CEO regarding CEO performance evaluations and providing feedback from the independent director sessions;

•	having the authority to call meetings of the independent directors; and

•	approving Board meeting agendas and schedules to assure there is sufficient time for discussion of all agenda items.

The term of the Lead Independent Director position is three years, subject to annual reviews by our Nominating & Governance Committee. The Lead Independent Director is selected from those Perrigo directors who are independent, who have had a minimum of three years of service on Perrigo’s Board of Directors, and who have not been a former executive officer of Perrigo.

Gary K. Kunkle, Jr. has held the position of Lead Independent Director since August 2009 and has been selected by the Board to serve a new three-year term ending August 2015.

Board of Directors and Committees

Perrigo’s Board of Directors met eight times during fiscal year 2012. In addition to these meetings of the full Board, directors attended Board committee meetings. The Board of Directors has standing Audit, Compensation and Nominating & Governance Committees; and there were a total of twenty committee meetings in fiscal year 2012. Each director attended at least 75% of the regularly scheduled and special meetings of the Board and Board committees on which he or she served in fiscal year 2012.

We encourage all of our directors to attend our Annual Meeting of Shareholders. All of the directors attended our 2011 Annual Meeting.

The Board has adopted a charter for each of the Audit, Compensation and Nominating & Governance Committees that specifies the composition and responsibilities of each committee. Copies of the charters are available on our website (http://www.perrigo.com) under For Investors – Corporate Governance and are available in print to shareholders upon written request to our Secretary, Todd W. Kingma, 515 Eastern Avenue, Allegan, MI 49010.

Audit Committee

During fiscal year 2012, the Audit Committee met nine times. The committee consists solely of the following independent directors: Laurie Brlas (Chair), Gary K. Kunkle, Jr. and Ben-Zion Zilberfarb.

The Audit Committee monitors our accounting and financial reporting principles and policies and our internal controls and procedures. It is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm in the preparation and issuance of audit reports and related work, including the resolution of any disagreements between management and the independent registered public accounting firm regarding financial reporting. It is also responsible for overseeing the work of our internal audit function. Additional information on the committee and its activities is set forth in the Audit Committee Report on page 40.

The Board of Directors has determined that each member of the Audit Committee (1) meets the audit committee independence requirements of the NASDAQ listing standards and the rules and regulations of the SEC and (2) is able to read and understand fundamental financial statements, as required by the NASDAQ listing standards. The Board has also determined that Laurie Brlas has the requisite attributes of an “audit committee financial expert” under the SEC’s rules and that such attributes were acquired through relevant education and work experience.

Compensation Committee

During fiscal year 2012, the Compensation Committee met six times. The committee consists solely of the following independent directors: Michael J. Jandernoa (Chair), Ellen R. Hoffing and Ran Gottfried.

The Compensation Committee reviews and recommends to the Board compensation arrangements for the Chief Executive Officer and non-employee directors. It also reviews and approves the annual compensation for executive officers, including salaries, bonuses and incentive and equity compensation, and administers Perrigo’s incentive and other long-term employee compensation plans. The Compensation Committee has engaged Meridian Compensation Partners, LLC as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian Compensation Partners, LLC to perform any other compensation-related or consulting services for Perrigo. Additional information regarding the processes and procedures of the Compensation Committee is presented in the Compensation Discussion and Analysis – Program Administration section, beginning on page 17.

Nominating & Governance Committee

During fiscal year 2012, the Nominating & Governance Committee met five times. The Committee consists solely of the following independent directors: Herman Morris, Jr. (Chair), Gary M. Cohen, David T. Gibbons, and as of October 27, 2011, Gary K. Kunkle, Jr.

The Nominating & Governance Committee identifies and recommends to the Board qualified director nominees for the next Annual Meeting of Shareholders. This committee also develops and recommends to the Board the Corporate Governance Guidelines applicable to Perrigo, leads the Board in its annual review of Board performance and makes recommendations to the Board with respect to the assignment of individual directors to various committees.

Executive Sessions of Independent Directors

The independent members of the Board of Directors hold regularly scheduled meetings in executive session without management and also meet in executive session with the Chief Executive Officer on a regular basis.

Communications with Directors

Shareholders and other interested parties may communicate with any of our directors or with the independent directors as a group by writing to them in care of our Secretary, Todd W. Kingma, at 515 Eastern Avenue, Allegan, Michigan 49010. Relevant communications will be distributed to the appropriate directors depending on the facts and circumstances outlined in the communication. In accordance with the policy adopted by our independent directors, any communications that allege or report significant or material fiscal improprieties or complaints about internal accounting controls or other accounting or auditing matters will be immediately sent to the Chair of the Audit Committee and, after consultation with the Chair, may be sent to the other members of the Audit Committee. In addition, the Lead Independent Director will be advised promptly of any communications that allege misconduct on the part of Perrigo management or that raise legal or ethical concerns about Perrigo’s practices or compliance concerns about Perrigo’s policies. The General Counsel maintains a log of all such communications, which is available for review by any Board member upon his or her request.

Director Nominations

The Nominating & Governance Committee is responsible for screening and recommending candidates for service as a director and considering recommendations offered by shareholders in accordance with our by-laws. The Board as a whole is responsible for approving nominees. The Nominating & Governance Committee recommends individuals as director nominees based on various criteria, including their business and professional background, integrity, diversity, understanding of our business, demonstrated ability to make independent analytical inquiries and the willingness and ability to devote the necessary time to Board and committee duties. A director’s qualifications in meeting these criteria are considered at least each time the director is re-nominated for Board membership. Should a new director be needed to satisfy specific criteria or to fill a vacancy, the Nominating & Governance Committee will initiate a search for potential director nominees, seeking input from other Board members, the Chief Executive Officer, senior management and any outside advisers retained to assist in identifying and evaluating candidates.

Shareholders may nominate candidates for consideration at an annual meeting by following the process described in this proxy statement under Questions and Answers – How do I nominate a director for election at next year’s Annual Meeting? Assuming that a properly submitted shareholder recommendation for a potential nominee is timely received, the Nominating & Governance Committee and Board will follow the same process and apply the same criteria as they do for candidates submitted by other sources.

Upon a change in a director’s job responsibility, including retirement, our Corporate Governance Guidelines require the director to tender his or her resignation from the Board. The Nominating & Governance Committee will consider the change in circumstance and make a recommendation to the Board to accept or reject the resignation.

Stock Ownership

Each director who is not a Perrigo employee is required to attain stock ownership at a level equal to five times his or her annual cash retainer. Non-employee directors are subject to the same definition of stock ownership and retention requirements as executive officers, the details of which are described in the Compensation Discussion and Analysis – Elements of Compensation – Executive Stock Ownership Guidelines section, beginning on page 25. All of our non-employee directors are in compliance with these guidelines.

Certain Relationships and Related-Party Transactions

Our Code of Conduct precludes our directors, officers and employees from engaging in any type of activity, such as related-party transactions, that might create an actual or perceived conflict of interest. In addition, our Board of Directors adopted a Related-Party Transaction Policy that requires that all covered related-party transactions be approved or ratified by the Nominating & Governance Committee. Under that policy, each executive officer, director or director nominee must promptly notify the Chair of the Nominating & Governance Committee and our General Counsel in writing of any actual or prospective related-party transaction covered by the policy. The Nominating & Governance Committee, with input from our Legal Department, reviews the relevant facts and approves or disapproves the transaction. In reaching its decision, the Nominating & Governance Committee considers the factors outlined in the policy, a copy of which is available on our website (http://www.perrigo.com) under the heading For Investors – Corporate Governance – Related-Party Transaction Policy.

In addition, on an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with Perrigo in which he or she, or any member of his or her immediate family, has a direct or indirect material interest in Perrigo. The Nominating & Governance Committee reviews the information provided in response to these questionnaires.

Lease Agreement

Through our subsidiary, Perrigo Israel Pharmaceuticals Ltd. (formerly Agis Industries (1983) Ltd.), we lease approximately 60,000 square feet of office space in Bnei-Brak, Israel from Arkin Real Estate Holdings (1961) Ltd., a corporation that is wholly owned by Moshe Arkin, who served as a director until October 26, 2011 and was the former Vice Chairman of Perrigo. The lease pre-dates Perrigo’s 2005 acquisition of Agis. In 2006, Perrigo Israel exercised an option to extend the lease term until December 31, 2011. In January 2008, the rent was reduced pursuant to a rental adjustment mechanism under the lease based on then-current market rates. On January 1, 2012, Perrigo Israel and Arkin Real Estate Holdings negotiated a renewal of the lease for a 30 month period ending on June 30, 2014. In June 2012, Perrigo Israel exercised an option to extend the lease term until December 31, 2014. The total rent paid under the lease in fiscal 2012 was $612,894. We believe the rent and other terms of this lease are no less favorable to us than terms we could have obtained from an unrelated third party for similar property.

Various Development, Manufacturing and Commercialization Agreements

Through our subsidiaries, we have entered into two agreements with M. Arkin (1999) Ltd. (“Arkin”), a corporation that is wholly owned by Moshe Arkin. Specifically:

•

Pursuant to a January 11, 2012, Development, Manufacturing and Commercialization Agreement between Paddock Laboratories, LLC, which is doing business as Perrigo Minnesota, and Arkin, Perrigo agreed to provide development, manufacturing and marketing services related to a certain pharmaceutical product. While Arkin will be responsible for ninety percent (90%) of the clinical and fifty percent (50%) of the external, non-clinical costs, the parties have agreed to share profits should the product ultimately be launched into the market. The expected clinical and non-clinical costs are estimated to be $5 million.

•

Pursuant to a January 26, 2012, Innovative Product Development and Contract Manufacturing Agreement between Perrigo Israel Pharmaceuticals, Ltd. and Arkin, Perrigo agreed to develop and manufacture certain innovative pharmaceutical products. The agreement requires Arkin to provide various guidance on certain developmental, clinical and regulatory issues; cover all out-of-pocket costs associated with the development of the product; pay an agreed upon amount for product manufactured by Perrigo; and pay various milestone and royalty payments depending on the developmental and marketing status of any such product. The internal and out-of-pocket costs related to the development of any such product may exceed $10 million.

We believe the terms of these agreements are no less favorable to us than terms we could have obtained from an unrelated third party for similar agreements.

In addition, we are in discussions with Arkin relative to the development, manufacture and marketing of another pharmaceutical product. While no definitive agreement has been executed, the proposed terms would require Perrigo to lead the development, manufacture and sale of the product in exchange for Arkin’s participation on the project’s steering team and agreement to pay eighty percent (80%) of the out-of-pocket clinical costs. The parties anticipate sharing any profits should the product be commercialized. We expect the terms of any agreement arising from these discussions to be no less favorable to us than terms we could obtain from an unrelated third party for a similar agreement.

Nominating Agreement

In connection with Perrigo’s acquisition of Agis, Perrigo entered into a Nominating Agreement with Moshe Arkin on November 14, 2004 that was amended on July 12, 2005 and September 10, 2005. Pursuant to the amended Nominating Agreement, and subject to Perrigo’s Corporate Governance Guidelines, Perrigo agreed, among other things, to give Mr. Arkin the right to nominate an additional independent director and, in the event of a vacancy on the Perrigo Board, to nominate a second independent director to the Board, and to invite such directors to serve on either the Audit or Compensation Committees, in each case subject to their respective qualifications and Perrigo’s Corporate Governance Guidelines. Mr. Arkin exercised his rights under the Nominating Agreement by nominating Mr. Gottfried and Mr. Zilberfarb, who were elected to the Board in February 2006 and February 2007, respectively. Mr. Arkin’s right to nominate directors terminated when he ceased to own a specified percentage and number of shares of Perrigo common stock.

Director Compensation

All of our non-employee directors are paid an annual cash retainer and receive annual equity awards. A supplemental annual cash retainer is also paid to committee chairs, the Lead Independent Director, and non-chair committee members. Directors who are Perrigo employees receive no fees for their services as directors.

The principal features of the compensation received by our non-employee directors for fiscal year 2012 are described below.

Director Compensation

Annual Cash Retainer:	$75,000
Committee Member Retainer:
Audit	$10,000
Compensation	$10,000
Nominating & Governance	$6,000
Committee Chair Retainer:
Audit	$18,000
Compensation	$16,000
Nominating & Governance	$12,000
Lead Independent Director Retainer:	$18,000

Our non-employee directors also receive annual equity awards having a value of $135,000. One half of the equity award is delivered in stock options having a Black-Scholes value of $67,500 on the grant date and the other half of the equity award is delivered in restricted stock having a value of $67,500 on the grant date based upon the closing price of our stock on that date. The Black-Scholes model used in determining the value of stock options granted to directors incorporates an expected term of 5.4 years. The grant date for the equity portion of the directors’ compensation is the fifth trading day after the day on which the Company publicly releases its first quarter earnings, and the stock option portion of the grant will have its exercise price set at the closing price on that same date.

The stock option and restricted stock grants are made pursuant to our shareholder-approved 2008 Long-Term Incentive Plan and are intended to directly link an element of director compensation to shareholders’ interests. Each grant of stock options and restricted stock vests on the date of the next Annual Meeting of Shareholders.

In addition to the amounts shown above, directors who are not Perrigo employees receive compensation of $1,000 per day for activities requiring travel in furtherance of Board or Perrigo business (other than to and from Board and committee meetings). We also reimburse directors for travel expenses incurred in connection with attending Board and committee meetings and participating in other Board or Perrigo business.

The following table summarizes the compensation of our non-employee directors who served during fiscal year 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Moshe Arkin (3)	24,049	0	0	24,049
Laurie Brlas	93,000	67,512	65,395	225,907
Gary M. Cohen	81,000	67,512	65,395	213,907
David T. Gibbons	81,000	67,512	65,395	213,907
Ran Gottfried	85,000	67,512	65,395	217,907
Ellen R. Hoffing	85,000	67,512	65,395	217,907
Michael J. Jandernoa	91,000	67,512	65,395	223,907
Gary K. Kunkle, Jr.	106,000	67,512	65,395	238,907
Herman Morris, Jr.	87,000	67,512	65,395	219,907
Ben-Zion Zilberfarb	85,000	67,512	65,395	217,907

1)	Represents the grant date fair value of 755 shares of service-based restricted stock granted to each non-employee director in November 2011, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC Topic 718). Stock awards consist entirely of service-based restricted stock and fully vest one year after the grant date. The grant date fair value is based on $89.42 per share, the closing price of our common stock on NASDAQ on the grant date, November 3, 2011.

As of June 30, 2012, each non-employee director held 755 shares of unvested restricted stock.

2)	Represents the grant date fair value of options to purchase 2,275 shares of common stock granted to each non-employee director in November 2011, calculated in accordance with ASC Topic 718. These option awards fully vest one year after the grant date. For fiscal 2012, weighted average assumptions used to calculate these amounts are included in Note 12 of our audited financial statements for the fiscal year ended June 30, 2012 included in our Annual Report on Form 10-K.

As of June 30, 2012, each non-employee director held unvested stock options to purchase 2,275 shares of common stock.

The total number of shares subject to vested stock options held by each non-employee director as of June 30, 2012 was: Ms. Brlas, 2,224; Mr. Cohen, 5,277; Mr. Gibbons, 30,778; Mr. Gottfried, 5,277; Ms. Hoffing 9,434; Mr. Jandernoa, 19,092; Mr. Kunkle, Jr., 19,092; Mr. Morris, Jr., 19,092; and Mr. Zilberfarb, 17,642.

3)	Mr. Arkin retired from Perrigo’s Board of Directors as of October 26, 2011.

Ownership of Perrigo Common Stock

Directors, Nominees and Executive Officers

The following table shows how much Perrigo common stock the directors, nominees, named executive officers, and all directors, nominees and executive officers as a group beneficially owned as of September 7, 2012, the record date. The percent of class owned is based on 93,816,433 shares of Perrigo common stock outstanding as of that date. The named executive officers are the individuals listed in the Summary Compensation Table on page 29.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a shareholder can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as otherwise noted, the shareholders named in this table have sole voting and investment power for all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned	Options Exercisable Within 60 Days of Record Date	Total	Percent of Class
Directors and Nominees

Laurie Brlas	17,313	4,499	21,812	*
Gary M. Cohen	17,742	7,552	25,294	*
David T. Gibbons	30,770	33,053	63,823	*
Ran Gottfried	10,741	7,552	18,293	*
Ellen R. Hoffing	5,183	11,709	16,892	*
Michael J. Jandernoa (1)	1,256,187	21,367	1,277,554	1.36%
Gary K. Kunkle, Jr.	21,786	21,367	43,153	*
Herman Morris, Jr. (2)	22,580	21,367	43,947	*
Joseph C. Papa	115,645	182,603	298,248	*
Ben-Zion Zilberfarb	4,475	19,917	24,392	*

Named Executive Officers Other Than Directors
Judy L. Brown	18,133	29,893	48,026	*
John T. Hendrickson (3)	25,279	4,420	29,699	*
Todd W. Kingma	21,611	30,367	51,978	*
Jeffrey R. Needham	5,188	0	5,188	*

Directors and Executive Officers as a Group (20 Persons) (4)	1,603,863	432,538	2,036,401	2.16%

*	Less than 1%.
(1)	Shares owned consist of 755 shares owned directly by Mr. Jandernoa; 1,049,340 shares owned by the Michael J. Jandernoa Trust, of which Mr. Jandernoa is trustee; and 206,092 shares owned by the Susan M. Jandernoa Trust, of which Mrs. Jandernoa is trustee. Mr. Jandernoa’s address is c/o Perrigo Company, Attn: General Counsel, 515 Eastern Ave., Allegan, MI 49010.

(2)	Shares owned include 2,600 shares owned as custodian for Mr. Morris’ children.

(3)	Shares owned include 25,279 shares owned by the John T. Hendrickson Trust, of which Mr. Hendrickson is the trustee.

(4)	See footnotes 1 through 4. Includes all directors and executive officers as of September 7, 2012, the record date.

Other Principal Shareholders

The following table shows all shareholders other than directors, nominees and named executive officers that we know to be beneficial owners of more than 5% of Perrigo common stock. The percent of class owned is based on 93,816,433 shares of Perrigo common stock outstanding as of September 7, 2012.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
FMR LLC (1) 82 Devonshire Street Boston, MA 02109	6,094,679	6.50%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	5,555,470	5.92%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	5,073,884	5.41%

1)	FMR LLC has sole power to vote or to direct the vote with respect to 47,139 of the shares, shared voting power with respect to none of the shares and sole dispositive power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2012.

2)	BlackRock, Inc. has sole voting and investment power with respect to all of the shares. This information is based on a Schedule 13G/A filed with the SEC on February 13, 2012.

3)	The Vanguard Group, Inc. has sole voting power with respect to 124,405 of the shares, shared dispositive power with respect to 124,405 of the shares and sole dispositive power with respect to the rest of the shares. This information is based on a Schedule 13G filed with the SEC on February 9, 2012.

Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Perrigo’s executive officers, directors and 10% shareholders file reports of ownership and changes of ownership of Perrigo common stock with the SEC. Based on a review of copies of these reports provided to us and written representations from executive officers and directors, we believe that all filing requirements were met during fiscal year 2012, except that Mr. Scott Jamison did not timely file a Form 4 reporting the purchase of 800 shares.

Executive Compensation

Compensation Discussion and Analysis

This section summarizes the objectives and each element of the compensation program for our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers who were serving at the end of the last fiscal year (collectively referred to as the “named executive officers”). You should review this section with the tabular disclosures that begin with the Summary Compensation Table on page 29.

Executive Summary

Executive Compensation Philosophy

•	Emphasize performance-based pay:

•	Performance-based compensation represented between 51% and 62% of our named executive officers’ targeted annual compensation for fiscal 2012,

•

Annual cash incentive awards are strongly tied to one-year operating results and also reflect individual performance; no cash incentive awards are paid if threshold financial targets are not attained, and cash incentive awards are capped at 200% even if financial performance would justify higher payments, and

•

40% of an executive’s long-term incentive (“LTI”) compensation opportunity (stock options) provides no actual value to the executive unless the stock price appreciates from the grant date; and 30% of the LTI compensation opportunity provides no actual value unless threshold return on tangible capital (“ROTC”) targets are attained.

•	Conservative benefits and perquisites, with limited use of employment agreements and no provision for any excise tax gross-up.

•	Stock ownership and retention requirements align our executives’ interests with the long-term interests of Perrigo and our shareholders.

•	An independent compensation consultant with no other ties to the Company regularly assesses executive compensation policies and practices and reports directly to the Compensation Committee.

Fiscal 2012 Company Performance

•	Record income from continuing operations of $393.0 million, which reflected a 15% increase over fiscal 2011.

•	Record net sales of $3.2 billion, which reflected a 15% increase over fiscal 2011.

•	Record gross profit of $1.1 billion, which reflected a 16% increase over fiscal 2011.

•	Diluted earnings per share from continuing operations growth of $0.54, which reflected a 15% increase over fiscal 2011.

•	Operating income of $569.2 million, which reflected a 16% increase over fiscal 2011.

Long-Term Shareholder Performance

The cumulative total shareholder return, which includes reinvestment of dividends, of our common stock over the five-year period ending June 29, 2012, was 518.94%, compared to the cumulative five-year total return of both the S&P 500 Index and the S&P 500 Heath Care Index of -17.68% and -2.79%, respectively.

2012 Compensation for Named Executive Officers

•

We considered the results of our 2011 Say-on-Pay vote, in which approximately 95% of the shares voted were voted in favor of approving the compensation of our named executive officers. As a result, we maintained our overall compensation philosophy of tying a significant portion of total compensation to performance.

•	Strong business performance against fiscal 2012 financial targets resulted in actual cash incentive award payments above target opportunities.

•	The 2012 equity grants (options and RSU’s) were awarded on August 23, 2012 and the closing price on that day was $108.62.

Named Executive Officers

The names and titles of our named executive officers for fiscal year 2012 are:

Name	Title
Joseph C. Papa	Chairman, President and Chief Executive Officer
Judy L. Brown	Executive Vice President, Chief Financial Officer
John T. Hendrickson	Executive Vice President, Global Operations and Supply Chain
Todd W. Kingma	Executive Vice President, General Counsel and Secretary
Jeffrey R. Needham	Executive Vice President, General Manager, Perrigo Consumer Healthcare

Program Administration

The Compensation Committee of the Board of Directors (the “Committee”), which is composed entirely of independent directors, oversees our executive compensation program. Each year the Committee reviews and approves the elements of compensation for all executive officers, including the named executive officers. The Committee submits its recommendations regarding the CEO’s compensation to the independent directors of the Board for approval. The CEO makes recommendations regarding the compensation of the other executive officers to the Committee for the Committee’s approval. Management is responsible for implementing the executive compensation program as approved by the Committee and the Board.

The Committee has engaged Meridian Compensation Partners, LLC (“Meridian”) as its independent consultant to assist it in considering and analyzing market practices and trends as well as management’s compensation recommendations. Perrigo has not retained Meridian to perform any other compensation-related or consulting services for Perrigo. In addition, management and the Committee periodically review compensation survey data published by Radford and Mercer Human Resource Consulting.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain highly qualified executives,

•	ensure a strong linkage between an executive’s compensation and Company and individual performance (pay-for-performance),

•	provide a pay package that is competitive with comparable companies, and

•	ensure officers and non-employee directors continually maintain a required level of stock ownership.

We believe that these objectives help us not only to compete for executive talent in a highly competitive industry, but also to maximize long-term returns to our shareholders.

Target Pay Philosophy

Our philosophy is to compensate our executives fairly within the prevailing competitive range of market practice and to tie a significant portion of the total compensation package to performance. Salary adjustments and incentive awards are based on Company and division financial performance and individual performance. We set other executive benefits and perquisites, which are limited in number, based on our desire to minimize the number of unique benefits for executives, consideration of market practices, recruiting needs and statutory requirements. Actual earned compensation may vary from targeted levels based on Company, division and individual performance.

The Use of Market Comparison Data in our Executive Compensation Decisions

The Committee uses information provided by its consultant, Meridian, regarding the compensation practices of certain other companies as one of the factors in evaluating both the structure of our executive compensation program and target levels of compensation. Management also reviews data periodically from Mercer and Radford regarding market base salary and annual and long-term incentive target levels for each officer position. The Committee considers this information, together with the factors described in the “Target Pay Philosophy” section above, in determining executive compensation.

As our product portfolio has grown to include more pharmaceutical products regulated by the U.S. Food and Drug Administration, the comparison group used by the Committee has increasingly focused on comparably sized pharmaceutical peer group companies. For fiscal 2012, the Committee undertook a detailed review of the historical peer group and, with the assistance of Meridian, analyzed potential peer company additions and deletions. As a result of this analysis, the Committee approved an updated peer group consisting of the following twelve companies:

Allergan, Inc.	Medicines Company
Endo Pharmaceuticals Holdings	Medicis Pharmaceutical Corporation
Forest Laboratories, Inc.	Mylan, Inc.
Hospira, Inc.	Par Pharmaceutical Companies, Inc.
Impax Laboratories, Inc.	Warner Chilcott Public Company Limited
Mead Johnson Nutrition Company	Watson Pharmaceuticals, Inc.

This group is referred to as the “Comparison Group” and was selected by the Committee based on consultation with Meridian and management. Meridian provides information on the pay practices of the Comparison Group to the extent that information is available.

In establishing compensation levels for the named executive officers, the Committee does not focus exclusively on market comparison data for positions with comparable responsibilities; rather, that data is one factor that the Committee uses when setting compensation levels for each element of our program (salary, annual cash incentive and equity-based compensation) and for the combined total of these elements. Although Perrigo does not specifically target a stated pay percentile objective, the Committee considers the 50th percentile of market data to be a valuable indication of what is competitive in the market.

In addition to market comparison data, other factors considered by the Committee when determining compensation include the individual’s competencies, experience and performance; Company and division financial performance; and the aggregate cost to Perrigo. Ultimately, considering market comparison data in setting compensation levels is intended to ensure that our compensation practices are competitive in terms of attracting, rewarding and retaining executives.

Tally Sheets

To assist it in making compensation decisions, the Committee annually reviews compensation tally sheets that contain comprehensive historical, current and projected data on the total compensation and benefits package for each of our named executive officers. These tally sheets also include analyses for various termination events (including terminations with and without cause and terminations for death, disability, retirement or following a change of control) so that the Committee can consider and understand the nature and magnitude of potential payouts and obligations under the various circumstances. The tally sheets reviewed by the Committee, which are prepared by management and reviewed by Meridian, generally contain data that are substantially similar to the data contained in the tables presented below.

Elements of Compensation

We believe the objectives of our executive compensation program are collectively best achieved through a compensation package comprised of the following elements:

•	base salary;

•	annual cash incentive awards;

•	long-term stock-based compensation that includes:

-	stock options,

-	service-based restricted stock units, and

-	performance-based restricted stock units; and

•	benefits.

In fiscal 2012, performance-based compensation, which includes annual cash incentive awards, stock options and performance-based restricted units, represented approximately 62% of our CEO’s targeted annual compensation and between 51% and 56% of the remaining named executive officers’ targeted annual compensation.

Meridian conducts an annual comparison of our executive compensation structure and practices to those of the Comparison Group. Based on its most recent review for fiscal year 2012, Meridian concluded that the structure of Perrigo’s compensation program is competitive with industry practices and consistent with the program objectives described above. After considering this advice, the Committee decided not to make any changes to the structure of our program.

The primary role of each compensation element is described below, followed by a discussion of the individual elements of compensation for the named executive officers, including the CEO, during fiscal year 2012.

Base Salaries

Base salaries are a fixed pay element provided to recognize and reward an individual’s position, competencies, experience and performance. Base salary is the only element of our executives’ total cash and equity compensation that is not at risk based on the performance of our business or our stock. The Committee determines base salaries for the named executive officers other than the CEO. For the CEO, the Committee submits its recommendation regarding the CEO’s base salary to the independent directors of the Board for their approval. Factors that the Committee may consider in determining an executive’s salary include comparisons among positions internally and externally, performance, job experience and unique role responsibilities. To assist the Committee in this process, each year the CEO provides the Committee with salary recommendations for each of the other named executive officers as well as summaries of each of the other named executive officers’ individual performance.

Executives are eligible for annual salary increases based on an evaluation of individual performance and the market level of pay for comparable positions at other companies in the Comparison Group. Executives are also eligible for salary adjustments for promotions or changes in job responsibilities.

Annual Incentive Award Opportunities

The Management Incentive Bonus Plan (the “MIB Plan”), which is part of the Perrigo Company Annual Incentive Plan that our shareholders approved in 2008, is intended to motivate and reward participants for achieving and exceeding specific, annual financial goals that support our objective of increasing long-term shareholder value. Participants in the MIB Plan include our executive officers (including the named executive officers), other management level personnel and other selected individuals. Substantially all other employees participate in other annual incentive plans.

Near the beginning of each fiscal year, the Board approves the financial plan for that fiscal year from which the Committee determines and approves the performance target goals and payout schedules for the MIB Plan. These goals and individual bonus targets, which are stated as a percentage of salary, are then communicated to the participants. The payout schedules reflect a range of potential award opportunities that are set around the targets.

Following the end of the fiscal year, the Committee reviews Perrigo’s actual results against the performance target goals to determine at what level the Management Incentive Bonus (“MIB”) will be paid. The MIB Plan payout schedules provide for payouts at or above the bonus target only if performance results meet or exceed our performance goals, excluding any items and events that are non-operational in nature.

Individual performance goals are not a formulaic input for determining the bonus opportunity. In addition, to ensure that awards reflect an executive’s performance and contribution to our results, the Committee has, or in the case of the CEO the independent directors have, the discretion to adjust any named executive officer’s actual award up by as much as 50% or down by as much as 100% based on individual performance, provided that, in the case of any upward adjustment, the maximum incentive award opportunity for any individual executive is limited to 200% of the target award opportunity.

MIB awards are paid in cash. The MIB targets and payouts for our international participants are denominated in local currencies.

Reflecting our philosophy of pay-for-performance, actual incentive payouts may vary from target levels based on Company, division and individual performance. For all participants in the MIB Plan, including the named executive officers, the MIB and any discretionary bonus payouts have together averaged about 137% of target (ranging from 0% to 214% of target) over the prior ten fiscal years and about 115% over the prior fifteen fiscal years. The expectation is that, over long periods of time, annual incentive payouts should average around the target level.

The fiscal 2012 target annual incentive award opportunities, as a percentage of fiscal-year-end base salary, were 100% for the CEO and 60% for the other named executive officers. The range of award opportunities is listed in the Grants of Plan-Based Awards for Fiscal Year 2012 table on page 31.

Near the beginning of fiscal 2012, the Committee approved a matrix of target award opportunities for the MIB Plan that corresponded to various levels of actual net income performance as a percentage of the net income goals. Under the MIB Plan as approved by the Committee, the maximum pool of funds available for all fiscal 2012 awards under the MIB Plan is capped at 200% of the aggregate target award for all participants and, since fiscal year 2009, the maximum incentive award opportunity for any individual participant in the MIB Plan is limited to 200% of the target award.

The following chart shows the formula for overall MIB funding for fiscal year 2012:

Performance Level	Funding Level
Below 80% of performance target	No funding
At 80% of performance target	50% funding of target awards (threshold)
Between 80% and 100% of performance target	50% funding of target awards plus an additional 2.5% of funding for every 1% (or fraction thereof) above the performance target
At 100% of performance target	100% funding of target awards (target)
Between 100% and 120% of performance target	100% funding of target awards plus an additional 5% of funding for every 1% (or fraction thereof) above the performance target (to a maximum of 200%)
At or above 120% of performance target	200% funding of target awards (maximum)

(For example, if the performance level were 81.5% of the performance target, then the funding level would be 53.75%)

The MIB net income target for all participants in the MIB Plan for fiscal 2012 was $427.7 million. This target represented a 24.5% growth in MIB net income over the prior fiscal year’s MIB net income. In addition, the MIB Plan for fiscal 2012 required MIB net income of at least $342.2 million in order for participants to receive any payment under the plan in fiscal 2012.

Perrigo’s actual MIB net income performance for fiscal 2012, as calculated under the MIB Plan, was $462.7 million. This $462.7 million consisted of $393 million of income from continuing operations as reported in our financial statements, plus $69.7 million of net, non-operational adjustments reviewed and approved by the Committee. These adjustments included charges related to acquisitions not included in Perrigo’s original plan for fiscal year 2012, restructuring charges, and other expenses.

The fiscal 2012 MIB net income performance represented a 35% increase in MIB net income from the prior year’s MIB net income and approximately 108.2% of the MIB net income target. Based on the payout matrix for the 2012 MIB Plan, the pool of funds available for all fiscal 2012 awards under the MIB Plan was 140.9% of the target award.

The pool of available funds was then allocated among seven business units, including Corporate, using a mathematical formula based on the relative performance of each business unit. This allocation determined the actual pay-out for members of each respective business unit, which ranged from a low of 61.9% to a high of 197.2%.

Since fiscal 2010, the Committee has approved the following performance measurements to determine how the pool of available MIB funds would be allocated among the various business units, including Corporate:

•	MIB net income and working capital turnover at the Corporate level, which applied to each named executive officer; and

•	operating income and working capital turnover at the business unit/division level.

Working capital turnover measures Perrigo’s ability to convert the operating income required to support customers into cash over a period of time, with a higher working capital turnover rate corresponding to higher cash flow from operations. Since fiscal 2010, 86% of the Corporate metric has been based on MIB net income performance, while 14% has been based on working capital turnover.

The MIB net income and working capital turnover targets for participants in the Corporate MIB Plan for fiscal year 2012 were $427.7 million and 5.39 turns, respectively. In addition, the Corporate MIB Plan for fiscal 2012 required MIB net income and working capital turnover of at least $342.2 million and at least 4.31 turns in order for participants to receive any payouts relative to those components under that Plan in fiscal 2012.

Perrigo’s actual MIB net income and working capital turnover performance for fiscal 2012, as calculated under the Corporate MIB Plan, was $462.7 million and 4.94 turns, respectively. The fiscal 2012 MIB net income and working capital turnover performance represented approximately 141% of the MIB net income target payout and 79% of the working capital turnover target payout. Based on the payout matrix for the 2012 Corporate MIB Plan and the weighting between the MIB net income and working capital turnover components, the bonus payouts under the 2012 Corporate MIB Plan, which included each named executive officer, were 155.8% of the bonus target.

While the 155.8% payouts were based on the payout matrix for the 2012 Corporate MIB Plan, we believe this payout level is also supported by and consistent with other aspects of Perrigo’s fiscal 2012 financial performance, including record sales, gross profit, cash flow from operations and earnings per share. All of these factors contributed to Perrigo’s strong performance in fiscal 2012.

In assessing individual performance in fiscal 2012 for purposes of determining whether adjustments should be made to the MIB payouts, the Committee focused on the personal efforts of participants to help Perrigo meet its financial, strategic and other goals. The CEO provided substantial input to the Committee regarding the personal performance of the other named executive officers in this respect and, in the case of the CEO, the Committee submits its recommendation to the independent directors for their approval. The independent directors in the case of the CEO, and the Committee in the case of the other named executive officers, have the ability to adjust individual MIB payouts based on personal performance. After individual adjustments based on this assessment, actual MIB payouts to the named executive officers for fiscal 2012 ranged from 151% to 159% of target. The actual bonuses awarded to the named executive officers are listed under Non-Equity Incentive Plan Compensation in the Summary Compensation Table on page 29.

Stock-Based Compensation

Long-term stock-based compensation, which is awarded under our shareholder-approved 2008 Long-Term Incentive Plan (the “LTIP”), is intended to motivate and reward executives for creating shareholder value as reflected in the market price of Perrigo’s common stock. Awards under the LTIP may be in the form of stock options, stock appreciation rights or stock awards, including restricted shares or stock units, performance shares or stock units, and other stock unit awards. We provide long-term incentive opportunities solely through stock-based awards to the executive officers, management and other key employees. In fiscal 2012, approximately 430 employees received stock-based compensation.

As a variable component of compensation, the amount realized from stock-based compensation will vary based on the market price of Perrigo’s common stock. In addition, for performance-based restricted stock units, shares are only earned if specified financial goals are achieved.

The Committee sets stock-based grant levels based on consideration of an executive’s position and performance, a review of market competitive practices (using the median as a guide) and the aggregate cost impact. Grants to named executive officers are subject to the approval of the Committee and, in the case of the CEO, the independent directors of the Board.

Since fiscal 2007, the long-term stock-based compensation for our executives has consisted of a mix of three types of stock-based awards: stock options, service-based restricted stock units and performance-based restricted stock units. In developing this grant mix in 2007, the Committee considered the Company’s compensation philosophy and ongoing business strategy, reviewed market practices and alternative award types, and considered the overall cost impact to Perrigo of its various award types. In each subsequent year, the Committee has concluded that the current mix continues to support the key objectives of the Company’s long-term incentive program and the pay-for-performance philosophy. Consistent with our long-standing emphasis on performance-based compensation, the majority of the award opportunity is provided through performance-based awards in the form of stock options and performance-based restricted stock units. This provides a more balanced mix among the three award types while maintaining the emphasis on performance-based awards. A portion of the long-term incentive opportunity is granted in service-based restricted stock units in order to facilitate retention.

Since fiscal 2009, stock options vest approximately 33% per year beginning one year after grant, such that they will fully vest after three years. Stock options granted prior to fiscal 2009 fully vested after five years.

A description of each award type and the weighting of the total award opportunity (percent of the total targeted value) for fiscal 2012 are presented below.

•	Stock options (40% weighting):

-	Vest 33% per year beginning one year after grant (fully vest after three years).

-	Have a 10-year term, after which the options expire.

-	Exercise price equals the last reported sale price of Perrigo’s common stock on the grant date.

-

The ultimate value of the stock options that will be realized, if any, is not determinable until they are exercised. Stock options will have value only to the extent that the stock price increases above the option’s exercise price.

•	Service-based restricted stock units (30% weighting):

-	Vest 100% three years after grant.

-	Accrued dividends will be paid in cash at the end of the restriction period.

•	Performance-based restricted stock units (30% weighting):

-	Vesting is dependent on the Company’s performance over a three-year period.

-

Shares can be earned based on the three-year average return on tangible capital (“ROTC”) growth (average of three discrete one-year ROTC goals, which are set based on the annual financial plan). The target goals are set at challenging levels requiring execution of each year’s financial plan.

-	Earned awards, if any, can range from 0% to 200% of the target number of shares granted.

At middle management levels, the fiscal 2012 award opportunity consisted solely of service-based restricted stock units. We believe this ensures the award has the strongest retention value relative to the cost to Perrigo, since service-based restricted stock is generally assigned the greatest value by recipients.

Performance-based restricted stock units are earned and vest, if at all, three years from the grant date depending on the Company’s performance over the respective three-year performance period. Since fiscal 2008, the Committee has approved using ROTC as the performance measure for performance-based restricted stock units. ROTC measures our ability to generate profits from the effective use of all tangible capital invested in the business. Tangible capital is defined as Perrigo’s operating assets and liabilities excluding all acquisition-related intangible assets and goodwill. ROTC is calculated by dividing Perrigo’s after tax operating profits, excluding acquisition related amortization charges by its tangible capital. Both management and the Board of Directors regularly review both ROTC and return on invested capital (“ROIC”) to measure the Company’s ability to provide a return on all assets greater than the Company’s cost of capital. The ROIC calculation includes goodwill as well as intangible assets from acquisitions.

The ROTC target used for performance-based restricted stock units granted in fiscal 2012 was 39.2%. Our fiscal 2012 ROTC performance of 42.3% resulted in an actual vesting credit of 179%, which will be relevant for any three-year performance period that includes fiscal 2012. Information regarding the 2010 grant, which vested subsequent to the end of fiscal 2012, is included in footnote 5 to the Outstanding Equity Awards at Fiscal Year End 2012 table on page 32.

With respect to the performance-based restricted stock units granted in fiscal year 2009 that vested in fiscal 2012, the vesting credit for the fiscal 2011 portion of the 2009 grant was 119% based on Perrigo’s fiscal 2011 financial performance. Given the 157% and 200% vesting credits for fiscal years 2009 and 2010, respectively, the full three-year vesting credit was 159% for the performance-based restricted stock units granted in fiscal 2009. These results are summarized in the chart below:

2009 Performance Share Awards

(Based on Company ROTC performance in fiscal years 2009, 2010 and 2011 and vested in fiscal year 2012)

	FY 2009	FY 2010	FY 2011
Maximum Performance (200% Payout)	32.4% ROTC	34.4% ROTC	44.0% ROTC
Target Performance (100% Payout)	27.0% ROTC	28.7% ROTC	38.3% ROTC
Threshold Performance (50% Payout)	21.6% ROTC	23.0% ROTC	32.6% ROTC

Actual Performance	30.1% ROTC	38.5% ROTC	39.4% ROTC

Percent Payout	157%	200%	119%
Full 3-year vesting = 158.7%

The actual number of restricted stock units in which each of the named executive officers vested in fiscal 2012 is listed under Number of Shares Acquired on Vesting in the Option Exercises and Stock Vested in Fiscal Year 2012 table on page 33.

The accounting cost of the stock-based awards is determined at the date of grant and accrued over the vesting service period. The ultimate expense for the performance-based restricted stock units is based on the number of shares earned.

The grant date fair value, as calculated under the applicable accounting standard (FASB ASC Topic 718), for the fiscal 2012 stock-based grants is presented in the Grants of Plan-Based Awards for Fiscal Year 2012 table on page 31.

Stock options and performance-based restricted stock are designed to be deductible by Perrigo for federal income tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). Accordingly, when executives exercise stock options or receive shares in payment for earned performance-based restricted stock units, they are taxed at ordinary income rates (subject to withholding), and Perrigo receives a corresponding tax deduction. For certain NEO’s, the compensation expense associated with service-based restricted stock awards may not be tax deductible by Perrigo for federal income tax purposes under Section 162(m).

Since fiscal 2010, our grant documents have included a claw-back provision that allows Perrigo to recover incentive compensation paid to an executive based on Perrigo’s financial results if the results are later restated due to the individual’s misconduct, including without limitation fraud or knowing illegal conduct. In addition to aligning the language in the long-term incentive grants to the language previously included in the MIB documents, the Board believes that this change was consistent with market practices.

Annual Grant Timing

While the independent directors approve all regular, annual stock-based awards for the CEO, the Committee approves all stock-based awards for the other named executive officers, as well as the maximum potential total grants for other employee levels, during its regularly scheduled August meeting. All regular annual stock-based awards are granted on, and priced at the last reported sale price of Perrigo’s stock on the fifth trading day after the day on which Perrigo publicly releases its year-end earnings for the fiscal year.

Stock-based awards may be granted during the year to new hires or to existing non-executive employees under special circumstances (promotions, retention or performance) with the approval of the CEO. Stock-based awards may also be granted during the year to the executive officers other than the CEO with the approval of the Committee and to the CEO with the approval of the independent directors as permitted under the LTIP that was approved by our shareholders in November 2008. Such awards are priced at the closing price of Perrigo’s stock on the day the awards are granted.

Executive Stock Ownership Guidelines

Consistent with our compensation philosophy of tying a significant portion of the total compensation to performance, our executive compensation program facilitates and encourages long-term ownership of Perrigo stock. Our stock ownership guidelines reinforce that philosophy by requiring executive officers to maintain specific levels of stock ownership.

Each executive officer is required to attain certain target levels of stock ownership. These ownership guidelines are expressed in terms of a multiple of base salary as follows:

•	Chief Executive Officer: 5 times base salary

•	Executive Vice President: 3 times base salary

•	Senior Vice President: 2 times base salary

For purposes of determining an executive officer’s stock ownership, at least fifty percent (50%) must consist of (i) shares purchased on the open market, (ii) shares owned jointly with a spouse and/or children, (iii) shares acquired through the exercise of stock options or vesting of restricted shares or restricted stock units, or (iv) shares held through the Perrigo Company Profit-Sharing and Investment Plan, while the balance of an executive officer’s stock ownership may be satisfied through (v) unvested but earned performance-based restricted stock shares or restricted share units that have not been forfeited, and (vi) unvested service-based restricted shares or restricted share units that have not been forfeited.

In addition, until each executive officer attains the applicable target stock ownership level, he or she is required to retain a stated percentage of shares received through our incentive plans, including shares obtained through the exercise of stock options, vesting of restricted shares, payout of performance shares and any other vehicle through which the individual acquires shares. In particular, at any time that an executive’s general direct stock ownership is below the required levels set forth above, (i) with respect to restricted shares and units, he/she is restricted from selling more than 50% of the net shares received following the vesting of any service-based or performance-based restricted shares or restricted share units under any of the Company’s compensation plans, and (ii) with respect to stock options, he/she is restricted from selling more than 50% of the net value received upon the exercise of any stock option (i.e. after the cost of the option and taxes are remitted), such that at least 50% of the net value received upon the exercise of any stock option must be converted to directly owned shares. The only exceptions are if the participant tenders shares to pay taxes or, in the case of stock options, to pay the exercise price of the options. In these cases, however, the participants must still adhere to the retention requirements with respect to the remaining shares.

As of the end of fiscal 2012, our executive officers, including our named executive officers, were in compliance with these guidelines.

Compensation Risk Assessment

At the Committee’s request, Meridian, the Committee’s independent consultant, conducted an assessment of the Company’s compensation policies and practices in fiscal 2012 to determine whether any practices might encourage excessive risk taking on the part of executives. This assessment included a review of the Company’s pay philosophy, competitive position, annual incentive arrangements (including broad-based incentive plans) and long-term incentive arrangements (including stock option, restricted stock unit and performance share unit design) as well as potential mitigating factors such as stock ownership requirements and recoupment policies.

After considering the assessment of the Company’s compensation program by Meridian, the Committee concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and are not designed in such a way to encourage executives and employees to take unnecessary risks that would be reasonably likely to have a material adverse effect on the Company. Factors that led to this conclusion include:

•	Our overall compensation levels are generally within a competitive range of market.

•

Our compensation mix, which is described in detail above, is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that are based on total Company financial performance, business unit financial performance, operational measures and individual performance, and (iii) for management level personnel, equity awards comprised of stock options, performance share units and time-based restricted stock units. The Committee believes our compensation mix provides a balanced focus on achieving both short-term financial results and long-term value creation.

•

Through equity-based awards, a significant percentage of our management’s incentive compensation is based on the long-term performance of the total Company, which acts to mitigate any incentive to pursue strategies that might maximize the performance of a single operating division to the detriment of our Company as a whole.

•	The annual bonus plan and the performance share units each use different performance metrics to determine actual earned award payouts.

•

We have the right to recover incentive compensation previously paid to an executive based on our financial results if the results are later restated because of the individual’s misconduct, including without limitation fraud or knowing illegal conduct.

•	Our incentive award program avoids steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

•

Maximum payouts under both the MIB Plan and the LTIP are capped at 200% of the target amount for executive officers, including NEO’s, which mitigates excessive risk-taking since the amount that can be earned in any given performance period is capped.

•

Our senior executives are subject to stock ownership guidelines that incentivize them to consider the long-term interest of Perrigo and our shareholders and discourage excessive risk-taking that could negatively impact our stock price.

•

Our Board of Directors and the Committee annually review and approve incentive plan targets that they believe are attainable without the need to take inappropriate risk, and they retain a large amount of discretion to adjust compensation for Company, division and individual performance as well as other factors.

Based on the foregoing, the Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Retirement Benefits

We offer retirement benefit plans to provide financial security and to facilitate employees’ saving for their retirement. We make annual contributions under our Profit Sharing Plan for employees, including the executive officers. We also make matching contributions up to the limits as defined in the applicable regulations under our 401(k) Plan to certain of our employees, including the executive officers.

Executive Perquisites

We provide a limited number of perquisites to our named executive officers. Benefits and perquisites may include supplemental long-term disability insurance premiums, executive physical exams, limited spousal travel and financial counseling/tax advice.

Non-Qualified Deferred Compensation Plan

We maintain a Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) that allows certain executives, including the named executive officers, to voluntarily elect to defer base salary and earned annual incentive awards. Under that plan, we provide annual profit-sharing contributions and matching contributions that cannot be provided under Perrigo’s Profit-Sharing and Investment Plan (the “Tax-Qualified Plan”) because of the limitations of Sections 415 and 401(a)(17) of the Code. Code Section 415 limits the total annual additions to a participant’s account under the Tax-Qualified Plan to a specified dollar amount, currently $50,000 ($55,500 for certain participants who are at least age 50). Code Section 401(a)(17) limits total compensation that can be considered under the Tax-Qualified Plan. This limit is currently $250,000. Due to these limits, certain Perrigo employees would not receive profit-sharing contributions and matching contributions under the Tax-Qualified Plan on their full compensation. Therefore, since 2007, we have provided affected employees, including the named executive officers, with the profit-sharing contributions and matching contributions under the Deferred Compensation Plan that they would have been eligible for under the Tax-Qualified Plan but for the limitations under the Code.

Employment Agreements (Severance Benefits)

We typically do not enter into employment agreements with our executives. However, in order to recruit our CEO during fiscal 2007, we entered into an employment agreement with him. The key payment terms in the CEO’s agreement are summarized below. Post-employment payments under the CEO’s employment agreement are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

We do not have formal severance, benefit continuation or change of control plans for the other named executive officers.

Compensation for the CEO

In order to recruit Mr. Papa to Perrigo, the Board of Directors felt it appropriate for us to enter into an employment agreement specifying certain compensation levels. This agreement became effective on October 9, 2006.

The initial annual compensation package was determined based on consideration of market practices and the executive’s experience. In addition, Mr. Papa received one-time equity grants upon his hire. Consistent with our emphasis on performance-based pay, the majority of Mr. Papa’s annual compensation is stock-based with the ultimate value realized based on Perrigo’s stock price performance. In accordance with his employment agreement, Mr. Papa’s compensation currently includes: a base salary; participation in the MIB Plan; annual grants of stock options, service-based restricted units and performance-based restricted stock units; and participation in Perrigo’s other employee benefit plans.

Additional key elements of Mr. Papa’s employment agreement are detailed below.

•	Mr. Papa serves on the Board of Directors pursuant to the terms of his agreement.

•

The agreement had an initial term of two years and thereafter automatically extends for additional 12-month periods unless either Perrigo or Mr. Papa provides written notice of non-renewal to the other party at least 120 days before the last day of the then-current term.

•

Mr. Papa agrees that he will not, at any time during or after his employment with Perrigo, disclose any confidential information that he obtained during his employment. In addition, he agrees that for a period of two years following the date of the termination of his employment for any reason he will not compete (as defined in the agreement) with us. Furthermore, for a period of one year following the date of the termination of his employment for any reason, Mr. Papa agrees not to solicit for employment anyone who was an employee of Perrigo or its affiliates during the term of the agreement.

If Mr. Papa were involuntarily terminated by us without cause or for good reason (as defined in the agreement), he would receive cash severance benefits, benefit continuation and continued vesting of certain stock-based awards. The circumstances under which severance benefits are triggered and the resulting payouts were set to recruit Mr. Papa and were generally consistent with market practices. There are no additional enhancements for a termination of employment following a change of control. Further details regarding potential payments under this agreement upon a termination of employment are presented in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 34.

Changes for Fiscal 2013

Annual Incentive Award Opportunities

The Committee approved changes to the MIB Plan for fiscal 2013 that modified the metric used for calculating MIB. Specifically, the metric has been changed from consolidated net income to consolidated operating income, beginning in fiscal 2013, for the MIB and other corporate incentive plans. The Committee approved this change to operating income to better align management’s compensation with the performance of the operating units. Consolidated operating income for purposes of the MIB Plan will equal operating income calculated in accordance with GAAP, less certain adjustments for acquisitions and amortization expenses related to those acquisitions. Operating income calculated in accordance with GAAP does not include the effect of income tax, interest expense and certain other income and expense items that are included in calculating net income in accordance with GAAP. The Committee believes that these changes, which the Board approved in August 2012, are consistent with market practices.

Stock-Based Compensation

In addition, in August 2012, the Committee approved changes to the allocation of long-term equity compensation for our executive officers, including all of the named executive officers. Specifically, the allocation was changed from 40% stock options, 30% restricted stock units and 30% performance-based restricted stock units to 40% stock options, 20% restricted stock units and 40% performance-based restricted stock units to better reflect our philosophy of pay-for-performance. The allocation of long-term equity for non-executive officers remains unchanged. The Committee and the Board believe that this change is consistent with market practices.

Deductibility of Compensation

Code Section 162(m) limits the deductibility by Perrigo of compensation in excess of $1 million paid to each of the CEO and the next three most highly paid officers (excluding the Chief Financial Officer). Certain “performance-based compensation” is not included in compensation counted for purposes of the limit. The Committee attempts to establish and maintain a compensation program that will optimize the deductibility of compensation. The Committee, however, reserves the right to use its judgment to authorize compensation that may not be fully deductible where merited by the need to respond to changing business conditions or an executive officer’s individual performance.

Summary Compensation Table for Fiscal Year 2012

The following table summarizes the compensation of Joseph C. Papa, our President and CEO; Judy L. Brown, our Executive Vice President and Chief Financial Officer; and the next three most highly compensated executive officers of Perrigo serving at the end of fiscal year 2012. These individuals are sometimes referred to as the named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Joseph C. Papa Chairman, President, Chief Executive Officer	2012	1,012,500	2,070,083	1,328,600	1,577,475	244,196	6,232,854
	2011	962,500	1,770,011	718,846	1,899,000	299,349	5,649,706
	2010	918,750	1,589,994	714,471	1,837,500	203,968	5,264,683

Judy L. Brown Executive Vice President, Chief Financial Officer	2012	489,950	630,018	404,351	465,399	98,160	2,087,878
	2011	448,750	585,024	237,584	518,427	110,041	1,899,826
	2010	421,250	465,028	208,946	505,500	89,146	1,689,870

John T. Hendrickson Executive Vice President, Global Operations and Supply Chain	2012	438,653	302,952	194,470	405,647	84,481	1,426,202
	2011	425,787	293,982	119,409	514,800	105,951	1,459,929
	2010	413,612	239,999	107,841	496,334	79,712	1,337,498

Todd W. Kingma Executive Vice President, General Counsel and Secretary	2012	438,653	449,987	288,835	405,647	74,569	1,657,689
	2011	425,787	483,030	196,166	514,800	94,756	1,714,539
	2010	413,612	416,992	187,386	496,334	69,359	1,583,683

Jeffrey R. Needham Executive Vice President, General Manager Consumer Healthcare	2012	379,040	262,885	168,669	343,579	63,143	1,217,315

1)	Represents the full grant date fair value of stock awards granted in the years shown, calculated in accordance with ASC Topic 718. Stock awards include service-based restricted stock units and performance-based restricted stock units. For the performance-based stock awards, the amounts reported were valued using the closing market price of our common stock on the date of grant assuming payout at target performance of 100%. These values were as follows: Mr. Papa, $1,035,042; Ms. Brown, $315,009; Mr. Hendrickson, $151,476; Mr. Kingma, $224,993; and Mr. Needham, $131,443. The 100% target performance is based on the probable outcome of the relevant performance conditions as of the grant date. See the Grants of Plan-Based Awards for Fiscal Year 2012 Table for additional information regarding the full grant date fair value for all stock awards. Assuming payout at maximum performance of 200%, the full grant date fair value of performance-based stock awarded in fiscal 2012 would have been: Mr. Papa, $2,070,083; Ms. Brown, $630,018; Mr. Hendrickson, $302,952; Mr. Kingma, $449,987; and Mr. Needham, $262,885.

2)	Represents the full grant date fair value of stock options granted in the fiscal years shown, calculated in accordance with ASC Topic 718. Stock options were valued using the Black-Scholes model. Additional weighted average valuation assumptions related to option awards are included in Note 12 of the audited financial statements included in our Annual Reports on Form 10-K for the fiscal years ended June 30, 2012, June 25, 2011 and June 26, 2010. See the Grants of Plan-Based Awards for Fiscal Year 2012 table for additional information regarding these awards.

3)	The compensation amounts set forth in the “Non-Equity Incentive Plan Compensation” column represent the Management Incentive Bonus earned for the relevant fiscal year as described in the Compensation Discussion and Analysis section entitled Elements of Compensation – Annual Incentive Award Opportunities.

4)	The following table describes the compensation amounts set forth in the “All Other Compensation” column of the Summary Compensation Table:

Name	Perquisites and Other Personal Benefits($)(1)	Registrant Contributions to Defined Contribution Plans ($)(2)	Registrant Contributions to Non-Qualified Plans	Insurance Premiums ($)(3)	Total ($)
Joseph C. Papa	27,602	18,295	195,635	2,664	244,196
Judy L. Brown	23,082	18,520	54,782	1,776	98,160
John T. Hendrickson	12,872	18,046	51,993	1,570	84,481
Todd W. Kingma	2,743	18,263	51,993	1,570	74,569
Jeffrey R. Needham	3,100	18,246	40,436	1,360	63,143

1)	Represents some or all of the following: supplemental long-term disability, allowance for tax/financial planning services, personal/spousal travel, personal use of corporate aircraft and executive physical allowance.

2)	Represents the Company’s contributions to 401(k) and Profit-Sharing Plans.

3)	Represents life insurance premiums paid by the Company.

Grants of Plan-Based Awards for Fiscal Year 2012

The following table provides information regarding equity and non-equity awards granted to the named executive officers during fiscal year 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plans (4)			All Other Stock Awards (#) (5)	All Other Option Awards: Number of Securities Underlying Options (#) (6)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Date (1)	Award Date (2)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joseph C. Papa	8/11/2011		506,250	1,012,500	2,025,000	—	—	—	—	—	—	—
	8/23/2011	8/11/2011	—	—	—	—	11,418	22,836	—	—	—	1,035,042
	8/23/2011	8/11/2011	—	—	—	—	—	—	11,418	—	—	1,035,042
	8/23/2011	8/11/2011	—	—	—	—	—	—	—	46,293	90.65	1,328,600

Judy L. Brown	8/10/2011		146,985	293,970	587,940	—	—	—	—	—	—	—
	8/23/2011	8/10/2011		—	—	—	3,475	6,950	—	—	—	315,009
	8/23/2011	8/10/2011	—	—	—	—	—	—	3,475	—	—	315,009
	8/23/2011	8/10/2011	—	—	—	—	—	—	—	14,089	90.65	404,351

John T. Hendrickson	8/10/2011		131,596	263,192	526,383	—	—	—	—	—	—	—
	8/23/2011	8/10/2011	—	—	—	—	1,671	3,342	—	—	—	151,476
	8/23/2011	8/10/2011	—	—	—	—	—	—	1,671	—	—	151,476
	8/23/2011	8/10/2011	—	—	—	—	—	—	—	6,776	90.65	194,470

Todd W. Kingma	8/10/2011		131,596	263,192	526,383	—	—	—	—	—	—	—
	8/23/2011	8/10/2011	—	—	—	—	2,482	4,964	—	—	—	224,993
	8/23/2011	8/10/2011	—	—	—	—	—	—	2,482	—	—	224,993
	8/23/2011	8/10/2011	—	—	—	—	—	—	—	10,064	90.65	288,835

Jeffrey R. Needham	8/10/2011		113,712	227,424	454,848	—	—	—	—	—	—	—
	8/23/2011	8/10/2011	—	—	—	—	1,450	2,900	—	—	—	131,443
	8/23/2011	8/10/2011	—	—	—	—	—	—	1,450	—	—	131,443
	8/23/2011	8/10/2011	—	—	—	—	—	—	—	5,877	90.65	168,669

1)	Actual date of grant.

2)	Date on which the Compensation Committee, or in the case of Mr. Papa the Board, approved the award.

3)	These columns show the dollar range of payout targets for fiscal 2012 performance under the MIB Plan as described in the section titled Elements of Compensation – Annual Incentive Award Opportunities in the Compensation Discussion and Analysis. The target values are based on a percentage of each executive’s salary. The maximum incentive award opportunity for any individual participant is 200% of the target award. In addition, the Compensation Committee, or the Board in the case of the CEO, had the discretion to adjust any named executive officer’s award up by as much as 50% or down by as much as 100% based on individual performance. The actual payments for fiscal 2012 non-equity incentive awards were made in August 2012 and are shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

4)	These columns show the range of performance-based restricted stock units that were granted in fiscal 2012 and that could be earned in fiscal 2014 under the LTIP, depending on whether specific financial goals are achieved in each of the three applicable performance years, as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. Earned awards, if any, can range from 0% to 200% of the target grant. The ASC Topic 718 value of the fiscal 2012 performance-based restricted stock units granted on August 23, 2011 was $90.65 per share. These awards, to the extent earned, vest three years from the grant date.

5)	This column shows the service-based restricted stock units granted during fiscal 2011 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The ASC Topic 718 value of the fiscal 2012 service-based restricted stock units granted on August 23, 2011 was $90.65 per share. These awards vest three years from the grant date.

6)	This column shows the stock options granted during fiscal 2012 under the LTIP as described in the section titled Elements of Compensation – Stock-Based Compensation in the Compensation Discussion and Analysis. The ASC Topic 718 value of the fiscal 2012 stock options granted on August 23, 2011 was $28.70 per share. These options vest over three years.

7)	Amounts are computed in accordance with ASC Topic 718 and are included in the Summary Compensation Table in the applicable columns titled “Stock Awards” and “Option Awards.” For performance-based restricted stock units, the amounts disclosed are computed based on a target performance of 100%, which is the probable outcome of the relevant performance conditions as of the grant date.

Outstanding Equity Awards at Fiscal Year End 2012

The following table sets forth information detailing the outstanding equity awards held by each of our named executive officers at June 30, 2012.

		Option Awards				Stock Awards
Name	Option / Stock Award Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable (2)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#) (3)	Market Value of Units of Stock That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (4)
Joseph C. Papa	8/30/2007	8,437	20,806	20.50	8/30/2017	—	—	—	—
	8/25/2008	60,526	—	35.85	8/24/2018	—	—	—	—
	8/25/2009	47,587	23,793	30.06	8/24/2019	26,447	3,118,895	36,938	4,356,098
	8/19/2010	13,012	26,022	58.82	8/18/2020	15,046	1,774,375	15,999	1,886,762
	8/23/2011	—	46,293	90.65	8/23/2021	11,418	1,346,525	11,418	1,346,525

Judy L. Brown	8/30/2007	—	5,357	20.50	8/30/2017	—	—	—	—
	8/25/2008	6,061	—	35.85	8/24/2018	—	—	—	—
	8/25/2009	6,958	6,958	30.06	8/24/2019	7,735	912,189	10,803	1,273,998
	8/19/2010	4,301	8,600	58.82	8/18/2020	4,973	586,466	5,288	623,614
	8/23/2011	—	14,089	90.65	8/23/2021	3,475	409,807	3,475	409,807

John T. Hendrickson	8/30/2007	—	3,589	20.50	8/30/2017	—	—	—	—
	8/25/2009	—	3,591	30.06	8/24/2019	3,992	470,777	5,575	657,460
	8/19/2010	—	4,322	58.82	8/18/2020	2,499	294,707	2,657	313,340
	8/23/2011	—	6,776	90.65	8/23/2021	1,671	197,061	1,671	197,061

Todd W. Kingma	8/30/2007	—	5,565	20.50	8/30/2017	—	—	—	—
	8/25/2008	10,105	—	35.85	8/24/2018	—	—	—	—
	8/25/2009	—	6,240	30.06	8/24/2019	6,936	817,962	9,687	1,142,388
	8/19/2010	3,551	7,101	58.82	8/18/2020	4,106	484,221	4,366	514,882
	8/23/2011	—	10,064	90.65	8/23/2021	2,482	292,702	2,482	292,702

Jeffrey R. Needham	8/30/2007	—	2,080	20.50	8/30/2017	—	—	—	—
	8/25/2009	—	3,052	30.06	8/24/2019	3,393	400,136	4,739	558,870
	8/19/2010	—	3,308	58.82	8/18/2020	1,913	225,600	2,034	239,870
	8/23/2011	—	5,877	90.65	8/23/2021	1,450	170,999	1,450	170,999

1)	For better understanding of this table, this column has been added to show the grant date of all stock options and equity awards outstanding at fiscal year end.

2)	Prior to fiscal year 2009, all stock option awards vested one-fifth per year over five years beginning on the anniversary of the grant. Beginning in fiscal year 2009, all stock option awards vest one-third per year over three years beginning on the anniversary of the grant.

3)	Service-based restricted stock units fully vest three years from the grant date.

4)	The market value of these unvested awards was calculated using the closing price of our common stock as of June 29, 2012, which was $117.93 a share.

5)	Performance-based restricted stock units are earned and vest, if at all, three years from the grant date, depending on our performance over a three-year period as more fully described in the section entitled Stock-Based Compensation in the Compensation Discussion and Analysis. As of June 30, 2012, the number of unearned units for the fiscal 2010 award, granted on August 25, 2009, was calculated using vesting credits of 200% and 119% for fiscal years 2010 and 2011, respectively, based on our actual performance, and a targeted vesting credit of 100% for fiscal 2012. The number of unearned units for the fiscal 2011 award, granted on August 19, 2010, was calculated using a vesting credit of 119% for fiscal 2011 based on our actual performance and a targeted vesting credit of 100% for both fiscal 2012 and 2013. The number of unearned units for the fiscal 2012 award, granted on August 23, 2011, was calculated using a targeted vesting credit of 100% for fiscal years 2012, 2013 and 2014.

Subsequent	to year-end, the fiscal 2010 award vested on August 27, 2012 and the actual number of performance-based restricted stock units earned were: Mr. Papa: 43,902; Ms. Brown: 12,840; Mr. Hendrickson: 6,627; Mr. Kingma: 11,514; and Mr Needham: 5,632. The actual vesting credit for the fiscal 2012 portion of the 2010 award was 126% based on our fiscal 2012 ROTC performance, which, given the 200% and 119% vesting credits for fiscal years 2010 and 2011, respectively, resulted in a full three-year vesting credit of 166% for the performance-based restricted stock units granted in fiscal 2010.

Option Exercises and Stock Vested in Fiscal Year 2012

The table below provides information for each named executive officer concerning the exercise of stock options and the vesting of restricted stock during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
Joseph C. Papa	65,000	5,251,162	49,850	4,533,359
Judy L. Brown	10,520	851,375	14,975	1,361,827
John T. Hendrickson	17,997	1,133,722	7,845	713,424
Todd W. Kingma	24,043	1,731,043	14,499	1,318,539
Jeffrey R. Needham	11,065	676,671	5,354	486,893

1)	The value realized on exercise was calculated using the difference between the exercise price of the option and the closing price of our common stock on the day the awards were exercised.

2)	Represents service-based restricted stock shares and units and performance-based restricted stock units issued under the 2008 LTIP.

3)	The value realized on vesting was calculated using the closing price of our common stock on the day the awards vested.

Non-Qualified Deferred Compensation in Fiscal Year 2012

The Deferred Compensation Plan allows certain senior executives to defer as much as 100% of base salary and 80% of incentive compensation. Participation in the plan is limited to the executive officers, (including the named executive officers) and other management level personnel and selected individuals. Amounts deferred under the Deferred Compensation Plan earn a return based on measurement funds made available to the participant and determined by the Retirement Plan Committee. These measurement funds mirror the investment choices available in our qualified deferred compensation plan (with the exception of our stock, which is not an investment option in the Deferred Compensation Plan). In-service distributions are allowed. Participants elect the form and timing of payment of their Deferred Compensation Plan deferral account prior to the year in which it is deferred. Participants may elect to receive their accounts in a lump sum or in annual installments (up to fifteen years) upon separation from service. All participants are treated as key employees by the Deferred Compensation Plan rules (as defined in the applicable tax regulations) and therefore may not begin receiving distributions earlier than six months following termination of employment.

The following table sets forth information relating to the Deferred Compensation Plan.

Name	Executive Contributions in Last FY ($) (1)	Perrigo Contributions in Last FY ($)(2)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) (3)
Joseph C. Papa	203,805	195,635	41,385	—	2,628,432
Judy L. Brown	57,500	54,782	13,773	—	595,117
John T. Hendrickson	52,092	51,993	7,669	29,016	407,767
Todd W. Kingma	87,220	51,993	42,774	—	873,919
Jeffrey R. Needham	39,917	40,436	6,651	—	526,192

1)	Of the total amounts shown in this column, the following amounts are included in the Summary Compensation Table as fiscal year 2012 Salary: Mr. Papa, $70,875; Ms. Brown, $17,500; Mr. Hendrickson, $31,500; Mr. Kingma, $10,000; and Mr. Needham, $18,952 and the following additional amounts are included in the Summary Compensation Table as fiscal year 2011 Non-Equity Incentive Plan Compensation: Mr. Papa, $132,930; Ms. Brown, $40,000; Mr. Hendrickson, $20,592; and Mr. Kingma, $77,220.

2)	These amounts are included in the Summary Compensation as fiscal year 2012 All Other Compensation.

3)	In addition to the amounts in footnote 1, this column includes the following amounts included in the Summary Compensation Table as (i) fiscal year 2011 Salary: Mr. Papa, $35,135; Ms. Brown, $7,375; Mr. Hendrickson, $12,000; and Mr. Kingma, $4,917; (ii) fiscal year 2010 Non-Equity Incentive Plan Compensation: Mr. Papa, $183,750; Ms. Brown, $30,000; Mr. Hendrickson, $19,853; and Mr. Kingma, $175,000; and (iii) fiscal year 2010 Salary: Mr. Papa, $91,771; Ms. Brown, $9,292; Mr. Hendrickson, $21,833; and Mr. Kingma, $7,458.

Potential Payments Upon Termination or Change in Control

All of our named executive officers participate in our MIB Plan, LTIP, and our Deferred Compensation Plan. These plans may require us to provide compensation to these officers in the event of a termination of employment or a change-in-control of Perrigo. Our Chief Executive Officer also will receive compensation under his employment agreement in the event of a termination of employment or a change-in-control of Perrigo; however, any severance benefits payable under that agreement will only occur in the event of a termination of employment which, when following a change-in-control of Perrigo, results in a “double trigger” for severance benefits. The Committee retains discretion to provide, and in the past has provided, additional benefits to executive officers upon termination or resignation if it determines the circumstances so warrant.

The following table sets forth the expected benefits to be received by each named executive officer, in addition to the amounts shown in the Non-Qualified Deferred Compensation in Fiscal Year 2012 table on page 33 in the event of his or her termination resulting from various scenarios and assuming a termination date of June 29, 2012, the last business day of our 2012 fiscal year, and a stock price of $117.93, our closing stock price on June 29, 2012, which was the last trading day before our fiscal year end. Assumptions and explanations of the numbers included in the table below are set forth in the footnotes to, and in additional text following, the table.

Name and Benefits	Change in Control ($)	Death, Disability, Retirement ($)	Termination for Cause or Without Good Reason ($)	Termination Without Cause or for Good Reason ($)	Involuntary Termination for Economic Reasons ($)
Joseph C. Papa
Cash Severance (1)	5,125,000	1,025,000	—	5,125,000	5,125,000
Equity Awards
Service-Based Restricted Stock	6,239,795	6,239,795	—	4,893,270	4,893,270
Performance-Based Restricted Stock (3)	9,232,504	9,232,504	—	9,232,504	9,232,504
Stock Options	6,918,853	6,918,853	—	6,497,895	6,497,895
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	27,516,152	23,416,152	0	25,748,669	25,748,669

Judy L. Brown
Cash Severance (2)	—	300,000	—	—	—
Equity Awards
Service-Based Restricted Stock	1,908,462	1,908,462	—	—	1,498,655
Performance-Based Restricted Stock (3)	2,810,036	2,810,036	—	—	2,292,323
Stock Options	2,026,026	2,026,026	—	—	1,897,919
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	6,744,524	7,044,524	0	0	5,688,897

John T. Hendrickson
Cash Severance (2)	—	265,122	—	—	—
Equity Awards
Service-Based Restricted Stock	962,545	962,545	—	—	765,484
Performance-Based Restricted Stock (3)	1,421,410	1,421,410	—	—	1,172,460
Stock Options	1,105,539	1,105,539	—	—	1,043,914
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	3,489,494	3,754,616	0	0	2,981,858

Todd W. Kingma
Cash Severance (2)	—	265,122	—	—	—
Equity Awards
Service-Based Restricted Stock	1,594,885	1,594,885	—	—	1,302,183
Performance-Based Restricted Stock (3)	2,370,039	2,370,039	—	—	2,000,211
Stock Options	1,784,793	1,784,793	—	—	1,693,269
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	5,749,717	6,014,839	0	0	4,995,663

Jeffrey R. Needham
Cash Severance (2)	—	229,632	—	—	—
Equity Awards
Service-Based Restricted Stock	796,735	796,735	—	—	625,736
Performance-Based Restricted Stock (3)	1,179,536	1,179,536	—	—	963,488
Stock Options	826,694	826,694	—	—	773,252
Other Benefits	—	—	—	—	—

Total Estimated Incremental Value	2,802,965	3,032,597	0	0	2,362,476

1)	Mr. Papa: Cash Severance represents 24 months of salary ($2,050,000), 24 months of bonus ($2,050,000) and any earned prorated bonus ($1,025,000) if he leaves Perrigo because of a change in control, without cause or for good reason, or involuntary termination for economic reasons. Cash Severance represents any earned prorated bonus if his employment is terminated because of death, disability or retirement.

2)	Ms. Brown, Mr. Hendrickson, Mr. Kingma and Mr. Needham will receive cash severance for any earned prorated bonus if their employment is terminated because of death, disability or retirement.

3)	Performance-based restricted stock units were valued based on a full three-year vesting credit of 166%, 133% and 126% for the fiscal 2010, 2011 and 2012 grants, respectively. The full three-year vesting credit for each fiscal year was calculated based on the actual vesting credit of 179% for the fiscal 2012 portion of each grant, which was based on our fiscal 2012 ROTC performance. The fiscal 2011 and 2012 full three-year vesting credit used a target performance of 100% for performance in any future fiscal year.

Employment Agreement with Chief Executive Officer

Under Mr. Papa’s employment agreement, his employment may be terminated during the term of this agreement under the following circumstances:

•	upon Mr. Papa’s death or disability;

•	by Perrigo for cause (as defined in the agreement);

•	by Mr. Papa upon 30 days’ written notice;

•	by mutual agreement;

•	by Perrigo without cause upon 30 days’ written notice; or

•	by Mr. Papa with good reason (as defined in the agreement).

If Mr. Papa’s employment is terminated during the term of the agreement for any reason, he will receive compensation and benefits earned to date, including payment for unused vacation days. If Mr. Papa’s employment is terminated as a result of death or disability, Mr. Papa also will receive a pro rata management incentive bonus for the portion of the year he was employed. If we terminate Mr. Papa’s employment for cause, he will receive compensation and benefits earned to date, but he will forfeit any options (whether vested or unvested), restricted stock and unvested benefits. Any salary and unused vacation days will be paid to Mr. Papa in a lump sum as soon as practicable following the date of termination. Other benefits will be paid to Mr. Papa in accordance with applicable law and the terms of any applicable plan or arrangement.

If during the term of this agreement Mr. Papa’s employment is terminated by us without cause or by him for good reason and he agrees to a release of claims against Perrigo, he will also be entitled to compensation and benefits earned to that date, as well as:

•	payment of an amount equal to 24 months of his then-current salary and target bonus, payable in regular payroll installments;

•

continued vesting as if he had remained employed with Perrigo of the stock option and restricted stock awards granted to him upon his hire and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, (ii) 30 days after the last vesting date of an option that vests after termination, or (iii) any later applicable date specified in the Long Term Incentive Award Agreement (“Award Agreement”) pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement;

•

continued vesting for a period of 24 months of all other stock option and restricted stock awards granted to him, and the ability to exercise those options, to the extent they were vested at termination or vest subsequently, until the later of (i) 25 months after the date of termination, or (ii) any later applicable date specified in the Award Agreement pursuant to which the options were granted; provided that no option may be exercised later than the expiration of the option term as specified in the Award Agreement; and

•	a pro rata management incentive bonus for the portion of the year he was employed.

Payments Under the Management Incentive Bonus Plan

Generally, no portion of the payments under the MIB Plan is considered earned or payable for a particular year unless the named executive officer is employed by us and in good standing on the first day of the following fiscal year. The MIB Plan, however, may require us to make payments to named executive officers who are no longer employed by us on the first day of the following fiscal year under the following circumstances:

•	retirement at age 65 or older;

•	retirement at age 60 or older with at least 10 years of service;

•	early retirement of a named executive officer under an early retirement plan;

•	permanent disability as determined by the Compensation Committee; or

•	death.

Under all circumstances listed above, the named executive officer, or his or her estate in the case of death, will be entitled to a pro rata portion of any payment under the MIB Plan for that fiscal year, computed to the date of the termination. In addition, the CEO, in his sole discretion, may make exceptions to the circumstances listed above and allow payments in the event of other types of termination.

A named executive officer eligible to receive a post-termination payment under the MIB Plan will be paid in a lump sum within a reasonable time after the close of the fiscal year in which termination occurred.

Payments Under the Long-Term Incentive Plan

If a named executive officer terminates employment with us due to death, disability or retirement, his or her (i) outstanding options will immediately vest in full and (ii) restricted stock units and performance-based restricted stock units will be free of any restriction period. The outstanding options may be exercised in whole or in part by the participant or his or her fiduciary, beneficiary or conservator, as applicable, at any time prior to their respective expiration dates.

If a named executive officer is involuntarily terminated for economic reasons, he or she may exercise his or her options, to the extent vested, at any time prior to the earlier of (i) the date that is 30 days after the date that is 24 months after the termination date, or (ii) their respective expiration dates. Any options, restricted stock units and performance-based restricted stock units that are not vested on the termination date, but are scheduled to vest during the 24-month period according to the vesting schedule in effect prior to the termination, date will vest as if the participant had continued to provide services to us during the 24-month period. Any options, restricted stock units and performance-based restricted stock units that are not scheduled to vest during the 24-month period will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the later of the date that is (i) 30 days after the date that is 24 months after the named executive officer’s termination date, or (ii) 12 months after the date of death, but in no event later than their respective expiration dates.

Upon an event of termination for any reason during the restriction period, restricted shares and stock units still subject to restriction generally will be forfeited by the named executive officer and reacquired by Perrigo. We may in our sole discretion waive in whole or in part any or all remaining restrictions with regard to a named executive officer’s shares, except for restricted share awards that are intended to comply with certain performance-based compensation requirements.

If a named executive officer is terminated for cause, any restricted shares or units subject to a restriction period will be forfeited and his or her right to exercise his or her options will terminate. If within 60 days after a named executive officer is terminated for any reason, we discover circumstances that would have permitted us to terminate a named executive officer for cause, any shares, cash or other property paid or delivered to the named executive officer will be forfeited and the named executive officer must repay those amounts to Perrigo.

If the named executive officer is terminated for any reason other than those described above, the named executive officer will have the right to exercise his or her options at any time prior to the earlier of (i) the date that is three months after the termination date, or (ii) their respective expiration dates, but only to the extent that those options were vested prior to the termination date. Any options or restricted stock units and performance-based restricted stock units that are not vested at the termination date will be forfeited on the termination date. If a named executive officer dies after the termination date while his or her options remain exercisable, the fiduciary of the named executive officer’s estate or his or her beneficiary may exercise the options (to the extent that those options were vested and exercisable prior to the executive officer’s death) at any time prior to the earlier of (i) 12 months after the date of death, or (ii) their respective expiration dates.

In the event of a change in control (as defined in the LTIP), options, restricted stock units and performance-based restricted stock units outstanding under the LTIP as of the date of the change in control that have not vested will become vested and the options will become fully exercisable. The restrictions and deferral limitations applicable to any restricted shares and units will lapse and the restricted shares and units will become free of all restrictions and limitations and will become fully vested and transferable. In addition, upon a change in control, all performance awards will be considered to be earned and payable in full, and any deferral or other restriction will lapse and the performance awards will be immediately settled and distributed. The restrictions and deferral limitations and other conditions applicable to any other stock unit awards or any other awards will lapse and those other stock unit awards and other awards will become free of all restrictions, limitations or conditions and will become fully vested and transferable to the full extent of the original grant.

Payments Under the Non-Qualified Deferred Compensation Plan

If a named executive officer is terminated for any reason other than death, he or she will receive a termination benefit under the Deferred Compensation Plan equal to his or her vested account balance. The Non-Qualified Deferred Compensation in Fiscal Year 2012 table on page 33 reflects account balances as of the end of our 2012 fiscal year.

This termination benefit will be paid to the named executive officer in a lump sum or under an annual installment method of up to 15 years, based on the named executive officer’s choice when he or she began participation in the plan or as he or she subsequently changed the election. If the named executive officer did not make an election with respect to method of payment for a termination benefit, he or she will be deemed to have elected to be paid in a lump sum. Payments generally will be made no later than 60 days after the named executive officer terminates his or her employment with us.

A named executive officer’s beneficiary will receive a survivor benefit equal to the named executive officer’s vested account balance if the named executive officer dies before he or she commences payment under the Deferred Compensation Plan. The survivor benefit will be paid to the named executive officer’s beneficiary in a lump sum payment as soon as administratively practicable, but in no event later than 60 days after the last day of the plan year in which the named executive officer dies.

Compensation Committee Report

The Compensation Committee of the Perrigo Company Board of Directors consists of three directors, each of whom is independent, as defined under SEC rules and the NASDAQ listing standards.

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference into Perrigo’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012.

THE COMPENSATION COMMITTEE

Michael J. Jandernoa, Chair

Ellen R. Hoffing

Ran Gottfried

Equity Compensation Plan Information

The table below provides information about Perrigo’s common stock that may be issued upon the exercise of options and rights under all of our equity compensation plans as of June 30, 2012. Shareholder-approved plans include our LTIP, as well as our Employee Stock Option Plan and Non-Qualified Stock Option Plan for Directors, which were replaced by our LTIP.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by shareholders	1,022,900	$22.37	4,485,029
Equity compensation plans not approved by shareholders	—	—	—
Total	1,022,900	$22.37	4,485,029

(1)	All of these shares were available for issuance under our LTIP. Excludes 585,814 shares of unvested restricted stock awards and unvested restricted stock units. If these shares do not vest, they will no longer constitute shares outstanding and will be available for future issuance under the terms of the plan.

Audit Committee Report

The Audit Committee of the Board is responsible for monitoring: (1) Perrigo’s accounting and financial reporting principles and policies; (2) Perrigo’s financial statements and the independent audit thereof; (3) the qualifications, independence and performance of Perrigo’s independent registered public accounting firm; (4) the qualifications and performance of Perrigo’s internal audit function including where the service is outsourced and (5) Perrigo’s internal control over financial reporting. In particular, these responsibilities include, among other things, the appointment and compensation of Perrigo’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plan and scope of the audit of the financial statements and internal control over financial reporting and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with internal auditors and the independent registered public accounting firm. All of the members of the Audit Committee are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market listing rules. The Board has adopted an Audit Committee Charter, which it reviews annually based upon input from the Committee.

In connection with the June 30, 2012 financial statements, the Audit Committee: (1) reviewed and discussed the audited financial statements with management; (2) discussed with the independent registered public accounting firm the matters required to be discussed under current auditing standards, and (3) received and discussed with the independent registered public accounting firm the written disclosures and letter from the independent registered public accounting firm required under PCAOB Ethics and Independence Rule 3526 and has discussed with the independent registered public accounting firm their independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that Perrigo’s audited financial statements be included in Perrigo’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended June 30, 2012.

THE AUDIT COMMITTEE

Laurie Brlas, Chair

Gary K. Kunkle, Jr.

Ben-Zion Zilberfarb

PROPOSALS TO BE VOTED ON

Proposal 1 – Election of Directors

Ten directors currently serve on our Board of Directors. The directors are divided into three classes, with one class of directors standing for election each year, generally for a three-year term. At this Annual Meeting, you will be asked to elect four directors. Each director will serve for a term of three years, until a qualified successor has been elected, or until his or her death, resignation, retirement or removal by the shareholders for cause. The remaining six directors will continue to serve on the Board as described below.

About the Nominated Directors

Our goal is to assemble a Board that operates cohesively and challenges and questions management in a constructive way. When assessing directors for the Board, we look at:

•	the overall mix of their skills and experience;

•	how active they are in understanding our business and participating in meetings; and

•	their character, integrity, judgment, record of achievement, diversity and independence.

We also look at a director’s ability to contribute to the Board, the time he or she has available and his or her participation on other boards because we believe these are important factors that impact the quality of the Board’s decision-making and its oversight of management and our business affairs overall. Finally, while diversity is considered when assessing directors for the Board, Perrigo has no formal policy on Board diversity.

Our Expectations for Directors

We expect each member of our Board of Directors to act honestly and in good faith and to exercise business judgment with a view to the best interests of Perrigo overall. Each director is expected to:

•	comply with our Code of Conduct, including conflict of interest disclosure requirements;

•	develop an understanding of our strategy, business environment and operations, the markets we operate in and our financial position and performance;

•	diligently prepare for each Board and Committee meeting by reviewing all of the meeting materials he or she receives in advance;

•	actively and constructively participate in each meeting and seek clarification from management and outside advisors when necessary to fully understand the issues being considered;

•	participate in continuing education programs, as appropriate; and

•	participate in the Board and Committee self-assessment process.

Director Experience

Our Board represents a cross-section of business, industry and academic experience. All of our directors bring to the Board of Directors significant leadership experience derived from their professional experience in either the corporate or academic sectors, as well as their service as executives or board members of other corporations or businesses. The process undertaken by the Nominating & Governance Committee in recommending qualified director candidates is described in “Director Nominations” on page 9. Certain individual qualifications and skills of our directors that contribute to the effectiveness of our Board of Directors as a whole are described below.

The nominees for this year, Gary M. Cohen, David T. Gibbons, Ran Gottfried and Ellen R. Hoffing, are currently Perrigo directors. We will vote your shares as you specify on the enclosed proxy card or through telephone or Internet voting. If you do not specify how you want your shares voted, we will vote them FOR the election of the nominees. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares FOR that other person. The Board of Directors does not anticipate that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AT THE

2012 ANNUAL MEETING

For a three-year term expiring at the 2015 Annual Meeting of Shareholders

Gary M. Cohen, 53, has been a director of Perrigo since January 2003 and served as Lead Independent Director from August 2008 to August 2009. Since June 2006, he has served as Executive Vice President of Becton, Dickinson and Company (“BD”), a provider of medical supplies, devices, laboratory equipment and diagnostic systems. He also served as President of BD Medical, one of three business segments of BD, from May 1999 until June 2006. Mr. Cohen has been an executive officer of BD in various capacities since October 1996. Mr. Cohen presently serves as chairperson of the Centers for Disease Control and Prevention (CDC) Foundation, director and secretary of the United States Fund for UNICEF, a director of the Accordia Global Health Foundation, director of GBCHealth, and also serves as a Commissioner on the UN Commission on Life-Saving Commodities, chairperson of the CDC Corporate Roundtable and an Advisor to the Clinton Global Initiative and the Massachusetts General Hospital Center for Global Health.

Director Qualifications:

•	Leadership and operating experience – currently an Executive Vice President at a global medical technology company as well as years of service in previous executive officer roles of varying degrees.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit company boards, including service as a director of Perrigo since 2003.

•	Industry knowledge – extensive experience in the medical supply and diagnostic equipment industries and extensive experience in international business.

David T. Gibbons, 69, has been a director of Perrigo since June 2000. Between March 2008 and February 2009, he served as Interim Chief Executive Officer of Cott Corporation, a leading provider of non-alcoholic beverages and store brand soft drinks. He has served on Cott’s Board of Directors since 2007 and is currently Chairman of the Board. Mr. Gibbons served as Executive Chairman of Perrigo from October 9, 2006 until his retirement in March 2007. Prior to that, Mr. Gibbons served as the President and Chief Executive Officer of Perrigo from May 2000 to October 2006 and as Chairman of the Board from August 2003 to October 2007. He served as President of Rubbermaid Europe from August 1997 to April 1999 and as President of Rubbermaid Home Products from December 1995 to August 1997. Prior to joining Rubbermaid, Mr. Gibbons served in a variety of general management, sales and marketing positions during his 27-year career with 3M Company. Mr. Gibbons was also a director of Robbins & Myers, Inc., a supplier of application-critical equipment and systems to the global pharmaceutical, energy and industrial markets, from March 2004 to January 2010, and had served as a director of Banta Corp, a diversified printing company, from 2003 to 2006.

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company; former Chief Executive Officer of Cott Corporation; and current Chairman of the Board of Cott Corporation.

•

Board and corporate governance experience – extensive board and corporate governance experience from current and prior service as a Chairman of the Board, director and committee member on public, private and non-profit boards.

•

Industry knowledge – former Chief Executive Officer and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Ran Gottfried, 68, has been a director of Perrigo since February 2006. From July 2006 until December 2008, Mr. Gottfried served as Chairman and CEO of Powerpaper Ltd., a leading developer and manufacturer of micro electrical cosmetic and pharmaceutical patches. Since 1975 he has served as a CEO, consultant and director of private companies in Israel and Europe in the areas of retail and distribution, pharmaceuticals, and telecommunications. From January 2001 until December 2005, he served as Chairman of Magnolia Silver Jewelry, Ltd. Mr. Gottfried also served as an advisor to Careline-Neca, a consumer division of Perrigo’s Israeli subsidiary from 2004 until March 2007, when his consulting ended. Mr. Gottfried was a director of Agis from 2003 until its acquisition by Perrigo in March 2005. Mr. Gottfried was also a director of Bezeq, Israel’s leading telecommunications provider from November 2005 until April 2010. Mr. Gottfried resides in Israel.

Director Qualifications:

•	Leadership, operating and global business experience – served as a CEO, consultant and director of private and public companies in Israel and Europe.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public, private and non-profit company boards.

•	Industry knowledge, product development, marketing and global – experience as a consultant to the pharmaceutical and consumer products industries for numerous years.

Ellen R. Hoffing, 55, has been a director of Perrigo since July 2008. Since September 2009, Ms. Hoffing has served as Chief Operating Officer and Co-President of Neos Therapeutics, a privately held specialty pharmaceutical company that focuses on extended release liquid and orally disintegrating tablet drug development. From September 2006 until September 2009, she served as President and Chief Executive Officer of Applied NeuroSolutions, Inc., a development stage biopharmaceutical company focused on diagnostics and therapeutics for the treatment of Alzheimer’s disease. She has also served as Chairman of Applied NeuroSolutions’ Board of Directors from December 2007 to January 2011. Ms. Hoffing’s extensive experience in the pharmaceutical industry includes senior positions at American Pharmaceutical Partners, from March 2005 to November 2005, Baxter Healthcare, from November 2002 to March 2005, and G.D. Searle, from September 1983 to October 2000.

Director Qualifications:

•	Leadership, operating and global business experience – current Chief Operating Officer and Co-President of a pharmaceutical company, previous Chief Executive Officer of a biopharmaceutical company.

•

Board and corporate governance experience – board and corporate governance experience from service as the current Chief Operating Officer and Co-President of a privately held specialty pharmaceutical company; current member of Perrigo’s Compensation Committee.

•	Industry knowledge – extensive experience in varying roles within the pharmaceutical industry, including product development, marketing and distribution of pharmaceutical products globally.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the 2013 Annual Meeting of Shareholders

Laurie Brlas, 54, has been a director of Perrigo since August 2003 and has served as Chair of the Audit Committee since October 2004. Since March 2008, Ms. Brlas has served as Executive Vice President, Chief Financial Officer, effective October 1, 2012, Ms. Brlas will serve as Executive Vice President and President of Global Operations of Cliffs Natural Resources, Inc. (formerly Cleveland-Cliffs, Inc.), the largest producer of iron ore pellets in North America. Previously at Cliffs Natural Resources, Inc., Ms. Brlas served as Senior Vice President, Chief Financial Officer from December 2006 to March 2008 and Senior Vice President, Chief Financial Officer and Treasurer from December 2006 to November 2007. Prior to that Ms. Brlas served as Senior Vice President and Chief Financial Officer of STERIS Corporation from April 2000 through November 2006. From September 1995 through March 2000, Ms. Brlas held various positions with Office Max, Inc., most recently as Senior Vice President and Corporate Controller. Ms. Brlas also served as a director for Nova Chemicals from September 2008 to July 2009.

Director Qualifications:

•

Leadership and operating experience – current Chief Financial Officer, and effective October 1, 2012 Executive Vice President and President of Global Operations, of Cliffs Natural Resources, Inc., previous executive leadership roles at STERIS Corporation, a provider of healthcare products and services, and Office Max.

•

Board and corporate governance experience – board and corporate governance experience from current and prior service as a director and committee member on public and non-profit boards, including service as a director of Perrigo since 2003 and Audit Committee Chair since 2004.

•

Accounting and financial expertise – a certified public accountant and currently designated as an “Audit Committee Financial Expert” given her skills and attributes acquired through relevant education and work experience.

Michael J. Jandernoa, 62, has been a director of Perrigo since January 1981 and has served as the Chair of the Compensation Committee since October 2007. He served as Perrigo’s Chief Executive Officer from February 1988 through April 2000 and as Chairman of the Board from October 1991 to August 2003. Mr. Jandernoa also previously served in various other executive capacities with Perrigo since 1979. He is a general partner of Bridge Street Capital Fund 1, LLP; was a director of Fifth Third Bank – West Michigan, a Michigan banking corporation, from December 2004 to December 2009; and a director of Steelcase, Inc., a manufacturer of casegood products and furniture systems for the office furniture industry from June 2002 to March 2010. Mr. Jandernoa served on the Board of the Strategic Economic Investment and Commercial Board (SEIC) (formerly Michigan Technology Tri-Corridor) through early 2011. He currently serves as First Vice Chair of the Business Leaders of Michigan, Inc. Mr. Jandernoa also serves on several private company boards.

Director Qualifications:

•

Leadership, operating and marketing experience – former Chief Executive Officer and Chairman of the Board of Perrigo Company as well as current leadership roles in numerous other businesses related to the pharmaceutical industry.

•

Board and corporate governance experience – extensive board and corporate governance experience from current and previous service as a Chairman of the Board and a director of public, private and non-profit companies and organizations with extensive experience on Audit, Nominating & Governance and Compensation Committees.

•	Industry knowledge – former CEO and Chairman of Perrigo Company with extensive experience and knowledge in the development and marketing of store brand consumer healthcare products.

Joseph C. Papa, 56, joined Perrigo in October 2006 as President and Chief Executive Officer, was elected to the Board of Directors in November 2006 and was appointed Chairman of the Board in October 2007. He previously served as Chairman and Chief Executive Officer of the Pharmaceutical and Technologies Services segment of Cardinal Health, Inc. from December 2004 to October 2006. Prior to that position he served as President and Chief Operating Officer of Watson Pharmaceuticals, Inc. from 2001 to 2004. Additionally, he has held management positions at DuPont Pharmaceuticals, Pharmacia Corporation, G.D. Searle & Company and Novartis AG. Mr. Papa has been a director of Smith & Nephew, a developer of advanced orthopedic medical devices since August 2008.

Director Qualifications:

•

Leadership, operating and marketing experience – current Chief Executive Officer, President and Chairman of the Board of Perrigo Company as well as previous executive leadership roles at other pharmaceutical companies.

•	Board and corporate governance experience – board and corporate governance experience from current service as a director at Perrigo and another global public company.

•

Industry knowledge marketing and global business experience – over 30 years of experience in the pharmaceutical industry, including the development and commercialization of products for the U.S. and European markets.

Term Expiring at the 2014 Annual Meeting of Shareholders

Gary K. Kunkle, Jr., 65, has been a director of Perrigo since October 2002 and has served as Lead Independent Director from August 2007 to August 2008 and since August 2009. He also served as the Chair of the Compensation Committee from May 2006 until October 2007. Mr. Kunkle served as Chairman and Chief Executive Officer of DENTSPLY International Inc., a manufacturer and marketer of products for the professional dental market, from January 2004 until his retirement in December 2006. He previously served as President and Chief Operating Officer of DENTSPLY from January 1997 to December 2003. He also was a director of that company from March 2002 until December 2006. From January 1994 to December 1996, he served as President of Vistakon, a division of Johnson & Johnson.

Director Qualifications:

•

Leadership and operating experience – former Chief Executive Officer and Chairman of a global dental product corporation as well as previous executive management roles within the health science and pharmaceutical industries.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of Perrigo since 2002, including service as current Lead Independent Director and previous membership on the Compensation and Nominating & Governance Committees.

•

Industry knowledge – extensive experience within the dental supply and pharmaceutical industries, including product development, marketing and distribution of pharmaceuticals and other products on a global basis.

Herman Morris, Jr., 61, has been a director of Perrigo since December 1999 and has served as Chair of the Nominating & Governance Committee since October 2007. Since October 2009 he has been City Attorney of the City of Memphis. From September 2006 to October 2009, he was in the private practice of law in Memphis, Tennessee. From April 2006 to September 2006, Mr. Morris was Vice President and General Counsel of Pinnacle Airlines. Mr. Morris was a partner in the Baker, Donaldson, Bearman, Caldwell and Berkowitz law firm in Memphis, Tennessee from April 2004 to June 2006. He served as President and Chief Executive Officer of Memphis Light, Gas and Water Division from August 1997 until January 2004. Prior to that, Mr. Morris was General Counsel of Memphis Light, Gas and Water Division.

Director Qualifications:

•	Leadership experience – current and previous executive leadership roles within the private and public sectors.

•

Board and corporate governance experience – board and corporate governance experience from service as a director of public, private and non-profit companies, including service as a director of Perrigo since 1999 and Chair of our Nominating & Governance Committee since 2006.

•	Legal experience – extensive legal experience in both the public and private sectors.

Ben-Zion Zilberfarb, 62, has been a director of Perrigo since February 2007. Since 1978 he has served as a consultant and director for private and public companies in the areas of banking, insurance and private capital. He also has served as a Professor of Economics at Bar-Ilan University and the Edmond de Rothschild Professor of Global Asset Management at Netanya Academic College since 1988 and 2004, respectively. From 1998 to 1999 he was Director General of Israel’s Ministry of Finance. He is a Board member and Chairman of the Audit Committee and member of the Finance Committee for Delek Group, a holding and management company investing in Israel and abroad; a Board member and Chairman of the Finance Committee for Brimag Digital Age, a distributor of electrical appliances, from 2004 to 2007 and since February 2012; and a Board member and Chairman of the Finance Committee for Engel Resources, a construction company, since January 2011; each trade on the Tel-Aviv Stock Exchange. He was a Board member and Chairman of the Risk Management Committee for the Israel Discount Bank from 2006 to 2012, a Board member and Audit Committee member of FundTech, Ltd. from 2002 to 2007, and a Board member and Chairman of the Audit Committee of Partner Communication, a cellular phone company, from 2000 to 2006. Mr. Zilberfarb resides in Israel.

Director Qualifications:

•	Leadership experience – various leadership roles within higher education, government and financial institutions.

•

Board and corporate governance experience – current and prior board and committee memberships within the financial industry, academic institutions, and private and public companies; current and prior audit committee chair on public boards.

•	Academic and financial expertise – years of leadership experience at academic and public sector institutions on financial issues.

The Board of Directors unanimously recommends a vote FOR

each of the director nominees

Proposal 2 – Advisory Vote on Executive Compensation

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to provide our shareholders with an opportunity to cast an advisory vote regarding the compensation of our named executive officers. This is commonly known as a “Say-on-Pay” proposal, as it gives the shareholders the opportunity to communicate to the Compensation Committee and the Board of Directors their view on the compensation of the named executive officers.

At the 2011 Annual Meeting of Shareholders, we provided our shareholders with this opportunity, and the shareholders strongly approved the Say-on-Pay proposal with more than 95% of the votes cast voting in favor of the proposal. Shareholders were also asked how frequently the Company should hold a say-on-pay vote – whether every one, two or three years. Consistent with the recommendation of the Board of Directors, shareholders indicated their preference to hold a say-on-pay vote annually until the next advisory vote on frequency occurs. In light of the Board of Directors’ recommendation and the strong support of the Company’s shareholders, the Board of Directors has determined to hold a Say-on-Pay vote annually.

For that reason, we are asking our shareholders to approve, on a non-binding basis, the compensation of the Company’s named executive officers disclosed in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis”, beginning on page 16, our philosophy in setting executive compensation is to provide a total compensation package that provides the compensation and incentives needed to attract, retain and motivate talented executives who are crucial to our long-term success while aligning our executives’ compensation with Perrigo’s short-term and long-term performance. Consistent with that philosophy, a significant percentage of the total compensation opportunities for each of our named executive officers is directly related to Perrigo’s stock price performance and to other performance factors that measure progress against operating plans and the creation of shareholder value. Through stock ownership requirements and equity incentives, we also align the interests of our executives with the long-term interests of the Company and our shareholders. For these reasons, we believe that our executive compensation program is reasonable, competitive and strongly focused on pay-for-performance principles.

With respect to executive compensation in fiscal 2012, we believe that the Company’s strong financial performance provides ample support for the compensation of our named executive officers. Indeed, in fiscal 2012, we had:

•	record income from continuing operations of $393.0 million, which reflected a 15% increase over fiscal 2011;

•	record net sales of $3.2 billion, which reflected a 15% increase over fiscal 2011;

•	record gross profit of $1.1 billion, which reflected a 16% increase over fiscal 2011;

•	diluted earnings per share from continuing operations growth of $0.54, which reflected a 15% increase over fiscal 2011; and

•	operating income of $569.2 million, which reflected a 16% increase over fiscal 2011.

In addition, the cumulative total shareholder return, which includes reinvestment of dividends, of our common stock over a five-year period ending on June 29, 2012, was 518.94% compared to the cumulative five-year total return of both the S&P 500 Index and the S&P 500 Healthcare Index of -17.68% and -2.79%, respectively.

The Compensation Committee and Board of Directors believe that the information provided in the “Compensation Discussion & Analysis” demonstrates that our executive compensation program aligns our executives’ compensation with Perrigo’s short-term and long-term performance and provides compensation and incentives needed to attract, motivate and retain key executives that are crucial to Perrigo’s long-term success.

Accordingly, we are asking shareholders to approve the following resolution at our Annual Meeting:

RESOLVED that the shareholders of Perrigo Company (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement for this annual meeting, including the Compensation Discussion and Analysis and the compensation tables and narrative disclosures under the “Executive Compensation” section of this Proxy Statement.

Although this “Say-on-Pay” advisory vote is non-binding, the Compensation Committee and the Board will review the results of this vote and take them into account for future determinations concerning our executive compensation program.

The Board of Directors unanimously recommends that shareholders vote

FOR the approval, on an advisory basis, of the compensation of the

Company’s named executive officers

Proposal 3 – Ratification of Appointment of Our

Independent Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (“E&Y”) to serve as our independent registered public accounting firm for fiscal 2013. While not required, we are submitting the appointment to our shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification.

If the appointment is not ratified, it will be regarded as a recommendation that the Audit Committee consider the appointment of a different firm to serve as our independent registered public accounting firm for fiscal 2013. In that event, the Audit Committee may still decide to retain E&Y for fiscal 2013. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Perrigo and its shareholders. We expect representatives of E&Y to be present at the annual meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

E&Y has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in Perrigo or any of its affiliates other than as accountants.

The Audit Committee first selected E&Y in June 2008 to serve as our independent registered public accounting firm for the 2009 fiscal year ending June 27, 2009. During fiscal years 2011 and 2012, we retained E&Y to perform auditing and other services for us and paid them the following amounts for these services:

Fiscal Year 2011		Fiscal Year 2012
Audit Fees	$2,032,600	Audit Fees	$2,689,100
Tax Compliance	$818,700	Tax Compliance	$477,700
Tax Consulting & Advisory	783,500	Tax Consulting & Advisory	154,131

Total Tax Fees	$1,602,200	Total Tax Fees	$631,831
Total Fees	$3,634,800	Total Fees	$3,320,931

The Audit Committee maintains a policy pursuant to which it reviews and pre-approves audit and permitted non-audit services (including the fees and terms thereof) to be provided by our independent registered public accountants, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Securities Exchange Act of 1934 that are approved by the Audit Committee prior to the completion of our audit. The Chair of the Audit Committee, or any other member or members designated by the Audit Committee, is authorized to pre-approve non-audit services, provided that any pre-approval shall be reported to the full Audit Committee at its next scheduled meeting. All auditing and other services performed by our independent registered public accountants in fiscal 2012 were approved in accordance with the Audit Committee’s policy.

The Board of Directors unanimously recommends that shareholders vote

FOR ratification of the appointment of Ernst & Young LLP as our

Company’s independent registered public accounting firm for fiscal 2013

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012, including financial statement schedules, which is on file with the Securities and Exchange Commission, is included in the Annual Report delivered with this proxy statement. If you would like a copy of the exhibits to the Form 10-K, please contact Todd W. Kingma, Secretary, Perrigo Company, 515 Eastern Ave., Allegan, MI 49010.

Electronic Voting Instructions

Instead of mailing your proxy, you may choose to vote your proxy by Internet or telephone 24 hours a day, 7 days a week. See instructions below.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 a.m., Eastern Standard Time, on Tuesday, November 6, 2012.

Vote by Internet • Go to www.investorvote.com/PRGO • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website.
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. • Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED BY THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1. Election of Directors whose three-year term of office will expire in 2015:	01 - Gary M. Cohen 04 - Ellen R. Hoffing	02 - David T. Gibbons	03 - Ran Gottfried

☐	FOR all nominees listed above

		01	02	03	04
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

		For	Against	Abstain
2. An advisory vote to approve the compensation of the Company’s named executive officers.		☐	☐	☐	4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

3. Ratification of appointment of Ernst & Young LLP as our independent registered Public accounting firm for fiscal year 2013.	☐	☐	☐	☐

Non-Voting Items

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please have an authorized person sign in full corporate name. If a partnership, please have an authorized person sign in partnership name.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT!

If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Meeting.

The Proxy Materials are available for review at:

www.perrigo.com/proxymaterials

▼ IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH COMPLETED AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Perrigo Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting  of Shareholders on November 6, 2012.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 7, 2012 at the Annual Meeting of Shareholders to be held on November 6, 2012 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

If you vote by Internet or telephone, please do not send your proxy by mail.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH, COMPLETE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	Election of Directors whose three-year term of office will expire in 2015:	01 - Gary M. Cohen 04 - Ellen R. Hoffing	02 - David T. Gibbons	03 - Ran Gottfried

☐	FOR all nominees listed above

		01	02	03	04
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐

☐	WITHHOLD AUTHORITY to vote for all nominees listed above

		For	Against	Abstain
2.	An advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

3.	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears in the ownership certificate provided by the TASE clearing house member. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please have an authorized person sign in full corporate name. If a partnership, please have an authorized person sign in partnership name.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly, together with an Ownership Certificate from your bank, broker or other TASE Clearing House member through which your shares are registered, to

Perrigo Company, P.O. Box 34007, Tel Aviv, Israel 61340

so your shares may be represented at the Meeting.

The Proxy Materials are available for review at:

www.perrigo.com/proxymaterials

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH, COMPLETE AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

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Proxy — Perrigo Company

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on November 6, 2012.

The undersigned appoints Judy L. Brown and Todd W. Kingma, or either of them, with full power of substitution as attorneys and proxies to vote as designated, with all powers which the undersigned would possess if personally present, all the shares of Common Stock of Perrigo Company held of record by the undersigned on September 7, 2012 at the Annual Meeting of Shareholders to be held on November 6, 2012 or any adjournment thereof.

This proxy also provides voting instructions to the trustee under the Perrigo Company Profit Sharing Plan and directs the trustee to vote all the shares of Common Stock of Perrigo Company allocated to the undersigned’s account as indicated on the reverse side.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” Proposals 1, 2 and 3.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.